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As filed with the Securities and Exchange Commission on February 11, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

24/7 REAL MEDIA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	13-3995672 (I.R.S. Employer Identification No.)

1250 Broadway, 28th Floor
New York, New York 10001
(212) 231-7100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David J. Moore
President and Chief Executive Officer
24/7 Real Media, Inc.
1250 Broadway, 28th Floor
New York, New York 10001
(212) 231-7100
Fax (212) 760-1081
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Mark E. Moran
General Counsel
24/7 Real Media, Inc.
1250 Broadway, 28th Floor
New York, New York 10001
(212) 231-7103
Fax (212) 760-2811

Ronald R. Papa, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036-8299 (212) 969-3000 Fax (212) 969-2900	Jamie E. Chung, Esq. Kenneth L. Guernsey, Esq. Cooley Godward LLP One Maritime Plaza, 20th Floor San Francisco, California 94111-3580 (415) 693-2000 Fax (415) 951-3699

        Approximate date of commencement of proposed sale to the public:

        As soon as practicable after this Registration Statement has been declared effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Unit	Proposed maximum aggregate offering price(1)	Amount of Registration Fee

Common Stock, par value $0.01 per share	—		$$75,000,0000	$9,503

(1)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2004

PROSPECTUS

            Shares of Common Stock

        We are selling                        shares of our common stock and the selling stockholders are selling                        shares of our common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

        Our common stock is listed on the Nasdaq SmallCap Market under the symbol "TFSM." On February 10, 2004, the last reported sale price for our common stock was $2.00 per share.

        The underwriters have an option to purchase a maximum of                        additional shares of common stock from us and some of the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments of shares.

        Investing in our common stock involves risks. See the section entitled "Risk Factors," beginning on page 5, to read about some factors you should consider before buying shares of our common stock.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions
Proceeds to us(1)
Proceeds to the selling stockholders

(1)
We will pay the expenses of the offering, which are estimated to be $                        .

Delivery
of the shares of common stock will be made on or about                        , 2004.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Wedbush Morgan Securities Inc.

William Blair & Company ThinkEquity Partners LLC

The date of this prospectus is                        , 2004

        You should rely only on information contained in this document or incorporated herein by reference. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. You should not assume that the information in the prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PROSPECTUS SUMMARY

        You should read the following summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes and other information incorporated by reference from our other filings with the SEC. Investing in our common stock involves risks. You should carefully consider, among other things, the matters discussed in "Risk Factors" beginning on page 5.

        24/7 Real Media offers a comprehensive suite of media and technology products for the online advertising needs of Web publishers and advertisers, including Web representation, advertisement serving, analytics and search paid inclusion. We work closely with Web publishers and advertisers to implement integrated solutions to sell and deliver advertising on Web sites and manage other critical operations including campaign planning, execution, measurement and analysis. Our 24/7 Web Alliance of over 800 affiliated Web sites aggregates advertising inventory and targets audience segments to attract advertisers worldwide. We believe our Open AdSystem™ technology platform enables Web publishers and advertisers to target, convert and retain their best online customers, maintain customer relationships and safeguard the privacy of Web users. Through 24/7 Search, we connect advertisers with consumers who use search engines to search for information about products and services. We sell our integrated media and technology solutions through fourteen sales locations in nine countries throughout North America, Europe and Asia.

        The Internet has become one of the fastest growing global communications media for advertising, attracting advertisers because of its rapidly growing audience, global reach, increasing use for commerce and the ability to collect information about the behavior and demographic characteristics of individual users that cannot easily be collected through other media. By analyzing this data, advertisers can better understand how consumers respond to advertisements and can change their marketing messages quickly and effectively to reach their target audiences. While the Internet has broad reach, it also offers advertisers better opportunities than other media to target advertisements to small groups with specific characteristics. As a result, advertisers are shifting their spending toward Internet advertising, which according to PricewaterhouseCoopers is projected to grow from approximately $8.9 billion worldwide in 2003 to over $12.6 billion in 2007, a 9.1% compounded annual growth rate.

        Most Web publishers seek to reach a large, yet targeted audience, sell advertising inventory in a cost-effective manner, build relationships with their end customers and maintain highly valuable consumer data. However, most Web publishers lack the audience to attract significant attention from advertisers and advertising agencies, making it difficult for them to justify maintaining their own advertising sales forces. Further, many Web publishers lack the resources to develop and operate the advanced computer systems and software required to deliver high volumes of advertisements efficiently with adequate targeting and accurate reporting to advertisers. As a result, many Web publishers outsource some or all of their advertising sales function and rely on outside firms to deliver and manage advertisements on their Web sites, which can jeopardize their access to and control over customer data, affecting their ability to ensure customer privacy, target advertising and improve their Web sites.

        Large online advertising campaigns, particularly ones that are dispersed among a variety of Web sites and geographies and in a variety of advertising formats, can be time-consuming, expensive and difficult to manage successfully. Many advertisers have difficulty reaching an online audience that is distributed over a broad spectrum of Web sites, and many lack the analytical tools and technology to target their desired users and obtain accurate, timely measurement of the performance and cost-effectiveness of their campaigns.

        For Web publishers, we believe that inclusion in our 24/7 Web Alliance enables them to generate advertising revenues by gaining access to advertisers on a worldwide basis, without the costs and challenges associated with building and maintaining their own advertising sales force, and also provides them with sophisticated targeting, tracking, reporting and management services, all while safeguarding their customer data. The organization of the 24/7 Web Alliance into our 24/7 Verticals, content channels that cut across different Web sites, further enhances the value of advertising inventory on small to medium-sized sites. At the same time, we make it easier for advertisers to execute campaigns across multiple Web sites, and our network provides advertisers with targeted access to a wide variety of online content and a broad reach of Internet users.

        Our technology solutions are primarily based on our patent-protected Open AdSystem™ technology platform for Internet advertisement delivery, management and analytics, and consist of:

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  Open AdStream®, which we license to Web publishers to run on their proprietary, local servers;

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  Open AdStream® Central, which we provide to Web publishers from software hosted centrally on our servers; and

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  Open Advertiser™, which we provide to advertisers and advertising agencies from software hosted centrally on our servers.

Our Insight software solutions, which integrate with Open AdStream, offer Web publishers active campaign reporting and marketing intelligence and help advertisers measure, analyze, manage and monetize audiences.

        Our objective is to extend our position as a leading provider of integrated media and technology solutions to the Internet advertising industry. To achieve this, we intend to:

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  extend and enhance our product line;

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  cross-sell our range of solutions to our installed base;

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  increase our presence in new, high-growth markets worldwide; and

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  pursue strategic acquisitions, such as our recent acquisition of Real Media Korea.

        Our business is subject to numerous risks, many of which are highlighted in the section entitled "Risk Factors" immediately following this prospectus summary. In particular, we have incurred significant operating losses in the past and may incur significant operating losses in the future.

        We were incorporated in Delaware in 1998. Unless the context indicates otherwise, as used in this prospectus, the terms "we," "us" and "our" refer to 24/7 Real Media, Inc. and its subsidiaries. Our principal executive offices are located at 1250 Broadway, 28th Floor, New York, New York 10001. Our main telephone number is (212) 231-7100, and our main corporate Web site is www.247realmedia.com. Other than certain EDGAR filings with the Securities and Exchange Commission referenced in this prospectus, which may be accessed through our Web site, the information on, or that can be accessed through, our Web site is not part of this prospectus.

Recent Developments

        On February 11, 2004, Terra Lycos, a global Internet group, and 24/7 Real Media announced the signing of a multi-year strategic agreement through which we will provide media sales, ad serving and analytics technology services for Lycos' U.S. Web properties. Lycos U.S. operates a network of branded Web sites which includes: Quote.com, Tripod.com, Angelfire.com, HotBot.com, Matchmaker.com and Wired News (Wired.com).

        As part of the agreement, our sales force will be the exclusive representative for the U.S. properties of Terra Lycos for all display advertising. The Lycos U.S. properties, which attract approximately 50 million unique U.S. users per month, according to comScore Media Metrix AdFocus Reporting as of December 2003, will enter the 24/7 Web Alliance. The 24/7 Web Alliance will then have more than 66 milliion unique visitors and will rank higher than all but three entities followed by comScore Media Metrix AdFocus Reporting.

        Additionally, our Open AdStream® technology will be utilized to serve advertisements for all Lycos U.S. Web properties. The agreement provides that we will deploy our Insight XE™ analytics technology, which will enable behavioral targeting across all Lycos U.S. properties.

THE OFFERING

Common stock offered by us	shares
Common stock offered by the selling stockholders	shares
Over-allotment option offered by us	shares
Over-allotment option offered by the selling stockholders	shares
Common stock outstanding	127.8 million shares (as of January 14, 2003)
Use of proceeds
We will receive net proceeds from this offering of approximately $ million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering, including any additional proceeds we receive from the underwriters' exercise of their over-allotment option, for working capital and general corporate purposes and for potential future acquisitions of complementary businesses and technologies.

We will not receive any proceeds from the sale of common stock by the selling stockholders. Certain selling stockholders who are members of our management may exercise options and sell shares acquired upon exercise into this offering.
Dividend policy
We have never paid cash dividends on our capital stock and do not expect to pay any dividends in the foreseeable future. We intend to retain future earnings, if any, for use in our business. Our 2% subordinated convertible debentures restrict our ability to pay cash dividends on our capital stock.
Nasdaq SmallCap Market symbol	TFSM

RISK FACTORS

        Investing in our securities involves risk. You should carefully consider the following factors as well as other information included or incorporated by reference in this prospectus before deciding to purchase our common stock. The risks and uncertainties we have described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

        Any of these risks could have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects, which could in turn have a material adverse effect on the price of our common stock. In such case, you may lose all or part of your investment.

Risks Related to 24/7 Real Media, Inc.

We have a limited operating history on which an investor can evaluate our business.

        We have a limited operating history. You must consider the risks, expenses and difficulties typically encountered by companies with limited operating histories, particularly companies in new and rapidly expanding markets such as Internet advertising. These risks include our ability to:

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  develop new relationships and maintain existing relationships with our Web sites, advertisers, search engine providers and other third parties;

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  continue to develop and upgrade our technology;

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  respond to competitive developments;

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  implement and improve operational, financial and management information systems;

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  adapt to industry consolidation; and

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  attract, retain and motivate qualified employees.

        Our limited operating history makes it difficult to predict future revenues and operating expenses.

Our business may suffer if we are unable to successfully implement our business model.

        A significant part of our business model is to generate revenue by providing interactive marketing solutions to advertisers, advertising agencies and Web publishers. The profit potential for this business model is unproven. To be successful, both Internet advertising and our solutions will need to achieve broad market acceptance by advertisers, advertising agencies and Web publishers. Our ability to generate significant revenue from advertisers will depend, in part, on our ability to contract with Web publishers that have Web sites with adequate available advertisement space inventory. Further, these Web sites must generate sufficient user traffic with demographic characteristics attractive to our advertisers. The intense competition among Internet advertising sellers has led to the creation of a number of pricing alternatives for Internet advertising. These alternatives make it difficult for us to project future levels of advertising revenue and applicable gross margin that can be sustained by us or the Internet advertising industry in general.

        Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of, and to generate demand for, our products and services, including our newer products and services such as 24/7 Search, Open Advertiser and Insight. Enterprises may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing direct marketing systems. In addition, since online direct marketing is emerging as a new and distinct business apart from online advertising, potential adopters of online direct marketing services will increasingly demand functionality tailored to their specific requirements. We may be unable to meet the demands of these clients. Acceptance of our new solutions will depend on the continued emergence of Internet commerce, communication and advertising. Demand for our new solutions may not emerge or become sustainable.

Our future revenues and results of operations may be difficult to forecast and results in prior periods may not be indicative of future results.

        At times in the past and in certain segments, our revenues have grown significantly and also have decreased during certain periods and in certain segments. Accurate predictions of future revenues are difficult because of the rapid changes in our markets and our possible need to sell assets to fund operations. Accordingly, investors should not rely on past revenue growth rates as an indicator of future revenue growth.

        Our results of operations have fluctuated and may continue to fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

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  the addition of new or loss of existing clients;

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  changes in fees paid by advertisers or other clients;

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  changes in service fees payable by us to owners of Web sites, or advertisment serving fees payable by us to third parties;

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  the demand by advertisers and Web publishers for our advertising solutions;

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  the introduction of new Internet marketing services by us or our competitors;

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  variations in the levels of capital or operating expenditures and other costs relating to the maintenance or expansion of our operations, including personnel costs;

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  changes in governmental regulation of the Internet; and

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  general economic conditions.

        Our future revenues and results of operations may be difficult to forecast due to the above factors. In addition, our expense levels are based in large part on our investment plans and estimates of future revenues. Any increased expenses may precede or may not be followed by increased revenues, as we may be unable to, or may elect not to, adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, we believe that period-to-period comparisons of our results of operations may not be meaningful.

        You should not rely on past periods as indicators of future performance. In future periods, our results of operations may fall below the expectations of securities analysts and investors, which could adversely affect the trading price of our common stock.

Our revenues are subject to fluctuations by season and due to general economic conditions.

        We believe that our revenues are subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. Furthermore, Internet user traffic typically drops during the summer months, which reduces the number of advertisements to sell and deliver. Expenditures by advertisers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of advertisers or the economy in general, which could alter current or prospective advertisers' spending priorities or budget cycles or extend our sales cycle. Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results.

Our revenue could decline if we fail to effectively manage our existing advertising inventory and our growth could be impeded if we fail to acquire access to new advertising inventory.

        Our success depends in part on our ability to effectively manage our existing advertising inventory. The Web publishers that list their unsold advertising inventory with us are not bound by long-term contracts. In addition, Web publishers can change the amount of inventory they make available to us at any time. If a Web publisher decides not to make advertising space from its Web sites available to us, we may not be able to replace this advertising space with advertising space from other Web sites that have comparable traffic patterns and user demographics quickly enough to fulfill our advertisers' requests. This would result in lost revenue. We expect that our customers' requirements will become more sophisticated as the Web matures as an advertising medium. If we fail to manage our existing advertising space effectively to meet our customers' changing requirements, our revenue could decline. Our growth also depends on our ability to expand our advertising inventory. To attract new advertisers, we must maintain a consistent supply of attractive advertising space. We intend to expand our advertising inventory by selectively adding to our network new Web publishers that offer attractive demographics, innovative and quality content and large audiences. Our ability to attract new Web publishers to our network and to retain Web publishers currently in our network will depend on various factors, some of which are beyond our control. These factors include our ability to introduce new and innovative product lines and services, our ability to efficiently manage our existing advertising inventory, our pricing policies and the cost-efficiency to Web publishers of outsourcing all or part of their advertising sales. In addition, the number of competing intermediaries that purchase advertising inventory from Web publishers continues to increase. The size of our inventory may not increase or even remain constant in the future.

We could lose customers or advertising inventory if we fail to measure impressions, clicks and actions on advertisements in a manner that is acceptable to our advertisers and Web publishers.

        We earn advertising revenue and make payments to Web publishers based on the number of impressions, clicks and actions from advertisements delivered on our network. Advertisers' and Web publishers' willingness to use our services and join our network will depend on the extent to which they perceive our measurements of clicks to be accurate and reliable. Advertisers and Web publishers often maintain their own technologies and methodologies for counting clicks, and from time to time we have had to resolve differences between our measurements and theirs. Any significant dispute over the proper measurement of clicks or other user responses to advertisements could cause us to lose customers or advertising inventory.

We may never be profitable.

        We have not achieved profitability in accordance with generally accepted accounting principles, or GAAP, in any period and we may not be able to achieve or sustain profitability in the future. We incurred net losses of $6.2 million and $14.5 million for the nine month periods ended September 30, 2003 and 2002, respectively. Each of our predecessors had net losses in every year of their operation. We may incur operating losses for the foreseeable future. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

Our technology solutions may not be successful and may cause business disruption.

        Open AdSystem™ is our proprietary advertisement serving technology that is intended to serve as our sole advertisement serving solution. We have developed a variety of products to work on or with this platform. Some of these products, such as our Open Advertiser, Insight ACT and Insight SE products, are not yet available or are only available in beta version to some or all of our customers. We must, among other things, ensure that the technology will function efficiently at high volumes, interact properly with our database, offer the functionality demanded by our customers and assimilate our sales and reporting functions. We must further complete development of our beta products. This development effort could fail technologically or could take more time than expected. Customers may become dissatisfied by any system failure that interrupts our ability to provide our services to them, including failures affecting our ability to deliver advertisements without significant delay to the viewer. Sustained or repeated system failures would reduce the attractiveness of our solutions to advertisers, advertising agencies and Web publishers and result in contract terminations, fee rebates and make-goods, thereby reducing our revenue. Slower response time or system failures may also result from straining the capacity of our deployed software or hardware due to an increase in the volume of advertising delivered through our servers. To the extent that we do not effectively address any capacity constraints or system failures, our business, results of operations and financial condition could be materially and adversely affected.

We have substantial debt, and we may not generate sufficient cash flow to meet our debt service obligations.

        In September 2003, we issued to a single holder a 2% subordinated convertible debenture in the principal amount of $15.0 million that matures in September 2006. The amount of our debt could have important consequences, including:

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  impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

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  requiring us to dedicate a substantial portion of any operating cash flow that we generate to paying principal and interest on indebtedness, thereby reducing the funds available for operations;

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  limiting our ability to grow and make capital expenditures due to the covenants contained in our debt arrangements;

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  impairing our ability to adjust rapidly to changing market conditions, invest in new or developing technologies, or take advantage of significant business opportunities that may arise;

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  placing us at a competitive disadvantage compared to our competitors that have less debt; and

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  making us more vulnerable if there is an economic downturn or if our business experiences difficulties.

        If we cannot generate sufficient additional cash flow, we may not be able to meet our debt service obligations, repay our debt when due, or comply with other covenants in the subordinated convertible debentures. If we breach the debentures, the investor could require repayment of all amounts owed, and we may not have sufficient cash reserves to repay such amounts.

We may be unable to raise the funds necessary to repay or refinance our indebtedness. The issuance of stock upon redemption of our subordinated convertible debentures may substantially dilute the interests of other security holders.

        Stockholders could experience substantial dilution resulting from our election to pay the semi-annual accrued interest due in common stock or repay the principal amount in common stock. We are obligated to make semi-annual interest payments on January 1 and July 1 of each year and the entire principal face amount of the debentures is due and payable on September 26, 2006. We may elect to pay interest in cash, in shares of our common stock or in additional debentures. In addition, if, after September 26, 2005, the price of our common stock does not exceed the conversion price of the debentures for a period of five consecutive trading days we may be required to repurchase $7.5 million in principal amount of the debentures on September 26, 2005. We may elect to repay the principal amount of the debentures in cash or in shares of our common stock. If we so elect, payment in shares shall be based upon ninety percent of the average of the volume weighted average price of our common stock on the principal market as reported by Bloomberg Financial L.P. during the five trading days immediately prior to the interest payment date, in the case of an interest payment, or during the 15 trading days immediately prior to the maturity date, in the case of the repayment of the principal amount of the debentures.

        If we decide to repay the principal in cash we will need additional capital to fund this obligation. Our ability to arrange financing and the cost of this financing will depend upon many factors, including: general economic and capital markets conditions generally, and in particular the non-investment grade debt market; credit availability from banks or other lenders; investor confidence in our industry generally and our company specifically; and provisions of tax and securities law that are conducive to raising capital.

        If we need additional funds and are unable to raise them, our inability to raise them will have an adverse effect on our operations. If we decide to raise additional funds by incurring debt, we may become subject to additional or more restrictive financial covenants and ratios. If we fail to make the mandatory redemptions in cash and if our stock price significantly declines, we could potentially be obligated to issue a larger number of shares of our common stock in redemption of the debentures.

We may need to raise additional funds to continue operations.

        An unforeseen reduction in our revenues, an impairment of our receivables, or an increase in expenses or capital expenditures may require us to raise additional funds to continue operations. To the extent we encounter additional opportunities to raise cash, we may sell additional equity or debt securities, which would result in further dilution of our stockholders. Stockholders may experience extreme dilution due to our current stock price and the amount of financing we may need to raise and these securities may have rights senior to those of holders of our common stock. Our subordinated convertible debentures limit our ability to incur additional debt, and any future indebtedness that we may incur could contain covenants that restrict our operating flexibility.

        We have limited access to the capital markets to raise capital. The capital markets have been unpredictable in the past, especially for unprofitable companies such as ours. In addition, it is difficult to raise capital in the current market conditions. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control, such as the share price of our stock and its trading volume. As a result, efforts to secure financing on terms attractive to us may not be successful, and we may not be able to secure additional financing on any terms.

        Due to our operating losses, it may be difficult to obtain debt financing. If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, results of operation, financial condition and continued viability will be materially and adversely affected.

We disclose pro forma information, which may exclude items that are important to an investor's understanding of our results of operations.

        We prepare and release quarterly unaudited financial statements prepared in accordance with GAAP. We also disclose and discuss certain pro forma and other non-GAAP information in the related earnings release and investor conference call. This pro forma financial information excludes or may exclude certain special charges and other costs. We believe the disclosure of the pro forma financial information helps investors more meaningfully evaluate the results of our ongoing operations. However, we urge investors to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K, and our quarterly earnings releases, and to compare the GAAP financial information with the pro forma financial results disclosed in our quarterly earnings releases and investor calls.

Our acquisitions, which are important to our growth, may not be successful.

        We were formed in February 1998 to consolidate three Internet advertising companies and have since acquired other companies. We may continue pursuing selective acquisitions of businesses, technologies and product lines as a key component of our growth strategy. If we acquire additional companies, we will continue to face risks of integrating and improving our financial and management controls, advertisement serving technology, reporting systems and procedures, and expanding, training and managing our work force. This process of integration may take a significant period of time and will require the dedication of management and other resources, which may distract management's attention from our other operations. Any future acquisition or investment may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt and amortization expenses related to intangible assets. In addition, acquisitions involve numerous risks, including:

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  the difficulties in the integration and assimilation of the operations, technologies, products and personnel of an acquired business;

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  the diversion of management's attention from other business concerns;

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  the availability of favorable acquisition financing for future acquisitions; and

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  the potential loss of key employees of any acquired business.

Our inability to successfully integrate any acquired company, or failure to achieve any expected synergies, could adversely affect our business.

We may not be able to successfully integrate Real Media Korea Co., Ltd. into our company.

        In January 2004, we completed our acquisition of Real Media Korea Co., Ltd. We may not realize the anticipated financial and strategic goals of this acquisition, and this acquisition may not be successful. The success of this acquisition will depend in part on our ability to expand the business of Real Media Korea into new geographical markets in the region. We may have difficulty integrating the business and operations of Real Media Korea or retaining their key personnel as well as implementing and maintaining standards, controls, procedures and policies that are consistent with ours. Additionally, our ongoing business and management's attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically and culturally diverse locations. These factors could have a material adverse effect on our business, results of operations and financial condition or cash flows.

Our net operating loss carryforwards may be limited.

        Due to the "change in ownership" provisions of the Internal Revenue Code, the availability of 24/7 Real Media's net operating loss and credit carryforwards may be subject to an annual limitation against taxable income in future periods, which could substantially limit the eventual utilization of these carryforwards.

We could be adversely affected by an impairment of a significant amount of goodwill and intangible assets on our balance sheet.

        In the course of our operating history, we have acquired and disposed of numerous assets and businesses. Some of our acquisitions have resulted in the recording of a significant amount of goodwill and/or intangible assets on our financial statements. The goodwill and/or intangible assets were recorded because the fair value of the net assets acquired was less than the purchase price. We may not realize the full value of the goodwill and/or intangible assets. As such, we evaluate on at least an annual basis whether events and circumstances indicate that all or some of the carrying value of goodwill and/or intangible assets are no longer recoverable, in which case we would write off the unrecoverable portion as a charge to our earnings.

        To improve our operating performance, we may determine to acquire other assets or businesses complementary to our business and, as a result, we may record additional goodwill and/or intangible assets in the future. The possible write-off of the goodwill and/or intangible assets could negatively impact our future earnings. We will also be required to allocate a portion of the purchase price of any acquisition to the value of any intangible assets that meet the criteria specified in the Statement of Financial Accounting Standards No. 141, "Business Combinations," such as marketing, customer or contract-based intangibles. The amount allocated to these intangible assets could be amortized over a fairly short period. As a result, our earnings and the market price of our common stock could be negatively affected.

The success of our 24/7 Search operations depends on a small number of search engine clients, and the loss of a single search engine client could result in a substantial decrease in our 24/7 Search revenue.

        We have generated a significant portion of our 24/7 Search revenue from relationships with a small number of search engines, including Google, Alta Vista, MyGeek, Overture and AskJeeves. We expect that a small number of search engine clients will continue to generate a majority or more of our 24/7 Search revenue for the foreseeable future. The interruption or loss of any of our primary search engine relationships could cause a significant decrease in 24/7 Search revenue. As a result of consolidation among search engines, and other search marketing companies, we could lose one of more of our clients or face increased competition from clients that internally develop or acquire capabilities similar to our service. In addition, as our search engine clients' operations continue to evolve, we may be required to adjust our business strategy to maintain relationships with our clients, which could have a material adverse effect on our 24/7 Search revenue.

Our customers and partners may experience adverse business conditions that could adversely affect our business.

        As a result of unfavorable conditions in the capital markets, some of our customers may have difficulty raising sufficient capital to support their long-term operations. As a result, these customers have reduced their spending on Internet advertising, which has materially and adversely affected our business, financial condition and results of operations. In addition, we have entered into a strategic business relationship with Lycos, and may enter into similar relationships with other companies. These companies may experience similar adverse business conditions that may render them unable to meet our expectations for the strategic business relationship or to fulfill their contractual obligations to us. Such an event could have a material adverse impact on our business, financial condition and results of operations.

We have significant obligations under our agreement with Lycos.

        We recently entered into an agreement with Lycos, Inc. to provide media sales, advertisement serving and analytics technology services to Lycos' U.S. Web properties. This agreement requires us to make a minimum annual payment of $10 million in 2004, along with an initial payment of $4.5 million to be paid to Lycos over the course of 2004. Our annual payments under this agreement could increase during the term of the agreement. To the extent that we fail to sell adequate advertising space on Lycos' Web properties, or if prices for advertising space fall below our expectations, our obligations under this agreement may materially and adversely affect our business, results of operations and financial condition. In addition, we expect that Lycos will generate a significant portion of our revenues. If we or Lycos is acquired, Lycos may have the right to terminate the agreement.

If we lose our CEO or other senior managers, our business will be adversely affected.

        Our success depends, to a significant extent, upon our senior management and key sales and technical personnel, particularly David J. Moore, our Chief Executive Officer, David Hills, our President, Media Solutions, and Tony Schmitz, our Chief Technology Officer and President, Technology Solutions. The loss of the services of one or more of these persons could materially and adversely affect our ability to develop our business. Our success also depends on our ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. We may be unable to retain our key personnel or attract, integrate or retain other highly qualified personnel in the future. We have experienced in the past, and may continue to experience in the future, difficulty in hiring and retaining candidates with appropriate qualifications, especially in sales and marketing positions.

We might experience significant defects in our products.

        Software products frequently contain errors or failures, especially when first introduced or when new versions are released. We might experience significant errors or failures in our products, or they might not work with other hardware or software as expected, which could delay the enhancement of our products, or which could adversely affect market acceptance of our products. Any significant product errors or design flaws would slow the adoption of our products and cause damage to our reputation, which would seriously harm our business. If customers were dissatisfied with product functionality or performance, we could lose revenue or be subject to liability for service or warranty costs and claims, and our business, operating results and financial condition could be adversely affected.

Some of our software is licensed from third parties.

        Some of our products, including one or more modules for our Open AdSystem™ platform, contain software licensed from third parties. Some of these licenses may not be available to us in the future or on terms that are acceptable or allow our products to remain competitive. Our inability to use any of this third party software could result in shipment delays, delays in the development of future products or enhancements of existing products, or other disruptions in our business, which could materially and adversely affect our business, financial condition and operating results.

Our operations are vulnerable to natural disasters and other events, including terrorist attacks, because we have limited backup systems.

        We have limited backup systems and have experienced system failures and electrical outages from time to time in the past, which have disrupted our operations. We have a limited disaster recovery plan in the event of damage from fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins and similar events. Our operations are dependent on our ability to protect our computer systems against these unexpected adverse events.

        If any of the foregoing occurs, we may experience a complete system shutdown. Any business interruption insurance that we carry is unlikely to be sufficient to compensate us for loss of business in the event of a significant catastrophe.

        In addition, interruptions in our services could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame we require. Our Open AdSystem™ technology resides on computer systems located in our data centers housed by Cable & Wireless in the United States and Level3 Communications in Europe. These systems' continuing and uninterrupted performance is critical to our success. Despite precautions that we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, interruptions in the delivery of our solutions. Our business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays our operations. To improve the performance and to prevent disruption of our services, we may have to make substantial investments to deploy additional servers or one or more copies of our Web sites to mirror our online resources. Although we believe we carry property insurance with adequate coverage limits, our coverage may not be adequate to compensate us for all losses, particularly with respect to loss of business and reputation, that may occur.

        In addition, terrorist acts or acts of war may cause damage to our employees, facilities, clients, our clients' customers and vendors, which could significantly impact our revenues, costs and expenses and financial position. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot be presently predicted. We are predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war.

Our international operations face legal and cultural challenges.

        We have operations in a number of international markets, including Asia, Canada and Europe. To date, we have limited experience in marketing, selling and distributing our solutions internationally. International operations are subject to other risks, including:

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  changes in regulatory requirements;

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  reduced protection for intellectual property rights in some countries;

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  potentially adverse tax consequences;

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  general import/export restrictions relating to encryption technology and/or privacy;

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  difficulties and costs of staffing and managing foreign operations;

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  political and economic instability;

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  fluctuations in currency exchange rates; and

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  seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

We may be unable to promote and maintain our brands.

        We believe that establishing and maintaining the brand identities of our products and services is a critical aspect of attracting and expanding a large client base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality service. If businesses do not perceive our existing services to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by businesses, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

        In order to attract and retain customers and to promote and maintain brands in response to competitive pressures, we may also have to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we incur significant expenses in an attempt to improve our services or to promote and maintain our brands, our business, prospects, financial condition and results of operations could be materially adversely affected. Moreover, any brand identities we establish may be diluted as a result of any inability to protect our trademarks and service marks or domain names, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

Risks Related to the Market for Our Common Stock

We have a very substantial overhang of common stock and future sales of our common stock will cause substantial dilution and may negatively affect the market price of our common stock.

        As of January 14, 2004, there were approximately 127.8 million shares of our common stock outstanding. As of that date, we also had an aggregate of approximately 79.7 million shares of common stock that may be sold into the market in the future, including approximately 26.2 million shares of our common stock issuable upon exercise of options, 41.9 million shares of our common stock issuable upon conversion of our outstanding preferred stock, 10.8 million shares of our common stock issuable upon conversion of the debentures and exercise of the related warrants and 0.8 million shares of our common stock issuable upon exercise of outstanding warrants. In addition, if we undertake an additional financing involving securities convertible into shares of our common stock, the aggregate number of shares into which those securities are convertible will further increase our overhang.

        All of the shares of common stock being sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless the shares are subject to a lock-up agreement or are held by one of our affiliates. We, our executive officers and directors, and each of the selling stockholders have agreed to not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for common stock, without, in each case, the prior written consent of Wedbush Morgan Securities, for a period of 90 days after the date of this prospectus. After the lock-up agreements pertaining to this offering expire, the shares of common stock that were subject to the lock-up agreements will be eligible for sale. Those shares that are held by our affiliates will remain subject to the resale limitations of Rule 144 under the Securities Act.

        We cannot predict the effect, if any, that future sales of shares of our common stock into the market, or the availability of shares of common stock for future sale, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options or conversion of shares of preferred stock), or the perception that such sales could occur, may materially and adversely affect prevailing market prices for our common stock.

Our share price may be volatile and could decline substantially.

        The market price of our common stock has fluctuated in the past and may continue to be volatile. In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. Investors may be unable to resell their shares of our common stock at or above the purchase price. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Many companies in our industry have been subject to this type of litigation in the past. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could materially and adversely affect our business, financial condition and results of operations.

The power of our board of directors to designate and issue shares of stock could have an adverse effect on holders of our common stock.

        We are authorized to issue up to 350,000,000 shares of common stock, which may be issued by our board of directors for such consideration as they may consider sufficient without seeking stockholder approval. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current stockholders. Our Certificate of Incorporation also authorizes us to issue up to 10,000,000 shares of preferred stock, the rights and preferences of which may be designated by our board of directors. These designations may be made without stockholder approval. The designation and issuance of preferred stock in the future could create additional securities that would have dividend and liquidation preferences prior in right to the outstanding shares of common stock. These provisions could also impede a change in control.

We may implement a reverse stock split of our common stock.

        Our stockholders approved a series of amendments to our Certificate of Incorporation at our July 29, 2003 stockholders meeting. These amendments authorized our board of directors to effect a reverse split of all outstanding shares of our common stock at an exchange ratio of between one-for-2, and one-for-15. At any time prior to the 2004 annual meeting of stockholders, for which a date has not yet been chosen, the board of directors has the sole discretion to elect, as it determines to be in the best interests of our company and our stockholders, whether or not to effect a reverse stock split, and if so at which of the approved ratios. If the board of directors elects to implement a reverse stock split, the number of issued and outstanding shares of common stock would be reduced in accordance with the exchange ratio for the selected reverse stock split. The par value of the common stock would remain unchanged at $0.01 per share and the number of authorized shares of common stock would also remain unchanged. In determining whether or not to implement a reverse stock split, and the appropriate exchange ratio, the board would assess a variety of factors, including but not limited to analysis of our most recent fiscal quarter and general conditions, as well as the trading price of our common stock on the days leading up to the date of the reverse stock split. The effect of any reverse stock split upon the market price of our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. The trading price of our common stock may not rise in exact proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split and there may not be a sustained increase in the trading prices of our common stock after giving effect to the reverse stock split. Moreover, the trading price may not remain above the thresholds required by the NASDAQ Stock Market and we may not be able to continue to meet the other continued listing requirements of the NASDAQ Stock Market.

Sunra Capital Holdings Ltd. and PubliGroupe USA Holdings collectively control a substantial portion of our total outstanding voting power and will likely be able to influence certain approval matters and prevent a change of control.

        Sunra Capital Holdings Ltd. is currently the beneficial owner of 41.0 million shares of our common stock. PubliGroupe USA Holdings is the beneficial owner of 12.5 million shares of our common stock and has entered into an agreement to vote on all matters in accordance with the recommendations of our Board of Directors. Additionally, the terms of the Series A Preferred Stock, owned solely by Sunra, contain certain protective provisions that provide such holders an effective veto right over certain corporate matters.

        Based on their voting power, Sunra and PubliGroupe may effectively be able to determine the outcome of all matters requiring stockholder approval, including the election of directors, amendment of our charter and approval of significant corporate transactions, and may be in a position to prevent a change in control of 24/7 Real Media even if a majority of our other stockholders were in favor of the transaction. In addition, Sunra has the right to designate for election one member of our board of directors.

Our preferred stock has liquidation preference and participation rights that could reduce or eliminate any proceeds available to our common stockholders upon a sale of our company.

        Under certain circumstances, upon our sale, liquidation or dissolution, our Series A and Series C preferred stockholders may be entitled to receive an aggregate liquidation preference of $8.3 million plus accrued dividends, before our common stockholders receive any payment. After receipt of this payment, the preferred stockholders may also have the right to participate in receiving proceeds payable to the common stockholders on an as-converted basis. As a result, in the event of our sale, liquidation or dissolution, including one in which the total proceeds represent a premium to the then prevailing price per share of our common stock, our common stockholders may experience substantial dilution in the amount payable to them, and if total proceeds are less than or equal to the liquidation preference, then our common stockholders will not receive any proceeds.

Effects of anti-takeover provisions could inhibit the acquisition of our company.

        Some of the provisions of our Certificate of Incorporation, our Bylaws and Delaware law could, together or separately:

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  discourage potential acquisition proposals;

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  delay or prevent a change in control;

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  impede the ability of our stockholders to change the composition of our board of directors in any one year; and

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  limit the price that investors might be willing to pay in the future for shares of our common stock.

We do not intend to pay future cash dividends.

        We currently do not anticipate paying cash dividends on our common stock at any time in the near future. We may never pay cash dividends or distributions on our common stock. In addition, our subordinated convertible debentures restrict our ability to pay cash dividends on our common stock. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, contractual restrictions and any other factors that the Board of Directors decides is relevant.

Risks Related to Our Industry

Our business may not grow if the Internet advertising market does not continue to develop.

        The Internet as a marketing medium has not been in existence for a sufficient period of time to demonstrate its effectiveness. Our business would be adversely affected if the Internet advertising market fails to develop in the near future. There are currently no widely accepted standards to measure the effectiveness of Internet advertising other than clickthrough rates, which generally have been declining. Such standards may not develop to sufficiently support the Internet as a significant advertising medium. Actual or perceived ineffectiveness of online advertising in general, or inaccurate measurements or database information in particular, could limit the long-term growth of online advertising and cause our revenue levels to decline.

Our failure to compete successfully may hinder our growth.

        The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to increase. Our failure to compete successfully may hinder our growth. We believe that our ability to compete depends upon many factors both within and beyond our control, including:

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  the timing and market acceptance of new products and enhancements of existing services developed by us and our competitors;

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  changing demands regarding customer service and support;

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  shifts in sales and marketing efforts by us and our competitors; and

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  the ease of use, performance, price and reliability of our services and products.

        Some of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than ours. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective clients. We may be unable to compete successfully against current or future competitors. In addition, the Internet must compete for a share of advertisers' total budgets with traditional advertising media, such as television, radio, cable and print, as well as content aggregation companies and other companies that facilitate Internet advertising. To the extent that the Internet is perceived to be a limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budgets to Internet advertising, which could limit the growth of Internet advertising.

Changes in government regulation could decrease our revenues and increase our costs.

        Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent, and new laws and regulations are under consideration by the United States Congress and state legislatures. Any legislation enacted or restrictions arising from current or future government investigations or policy could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. State governments or governments of foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Our business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of laws or regulations relating to the Internet.

Changes in laws and standards relating to data collection and use practices and the privacy of Internet users and other individuals could harm our business.

        The U.S. federal and various state governments have recently proposed limitations on the collection and use of information regarding Internet users. In October 1998, the European Union adopted a directive that may limit our collection and use of information regarding Internet users in Europe. The effectiveness of our Open AdSystem™ technology could be limited by any regulation limiting the collection or use of information regarding Internet users. Since many of the proposed laws or regulations are just being developed, we cannot yet determine the impact these regulations may have on its business. In addition, growing public concern about privacy and the collection, distribution and use of personal information has led to self-regulation of these practices by the Internet advertising and direct marketing industry and to increased federal and state regulation. The Network Advertising Initiative, or NAI, of which we are an associate member along with other Internet advertising companies, has developed self-regulatory principles for online preference marketing. We are also subject to various federal and state regulations concerning the collection, distribution and use of personal information. These laws include the Children's Online Privacy Protection Act, and state laws that limit or preclude the use of voter registration and drivers license information, as well as other laws that govern the collection and use of consumer credit information.

        Although our compliance with the NAI's guidelines and applicable federal and state laws and regulations has not had a material adverse effect on us, additional, more burdensome federal or state laws or regulations, including antitrust and consumer privacy laws, could be enacted or applied to us or our clients, which could materially and adversely affect our business, financial condition and results of operations.

Privacy concerns may prevent us from collecting user data.

        Growing concerns about the use of cookies and data collection may limit our ability to develop user profiles. Web sites typically place small files of information, commonly known as "cookies", on a user's hard drive, generally without the user's knowledge or consent. Cookie information is passed to the Web site through the Internet user's browser software. Our Open AdSystem™ technology targets advertising to users through the use of cookies and other non-personally-identifying information. Open AdSystem™ enables the use of cookies to deliver targeted advertising and to limit the frequency with which an advertisement is shown to a user. Most currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users are currently choosing to do so. Users can also delete cookies from their hard drive or modify them at any time. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts and impair our targeting capabilities. Microsoft Corporation has changed the design and instrumentation of its Web browser in such a way as to give users the option to accept or reject third party cookies. Giving users the option to decline such cookies could result in a reduction of the number of Internet users that we can profile anonymously. Such changes also could adversely affect our ability to determine the reach of advertising campaigns sold and delivered by us and the frequency with which users of sites in the 24/7 Network see the same advertisement.

        If the use or effectiveness of cookies is limited, we would likely have to switch to other technology that would allow us to gather demographic and behavioral information. While such technology currently exists, it is substantially less effective than cookies. Replacement of cookies could require significant engineering time and resources, might not be completed in time to avoid negative consequences to our business, financial condition or results of operations, and might not be commercially feasible.

We depend on proprietary rights, and we face the risk of infringement.

        Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we protect through a combination of patent, copyright, trade secret and trademark law. We have received two patents in the United States, and have filed and intend to file additional patent applications in the United States. In addition, we apply to register our trademarks in the United States and internationally. Our patent applications or trademark applications may not be approved. Even if they are approved, such patents or trademarks may be successfully challenged by others or invalidated. If our trademark registrations are not approved because third parties own such trademarks, our use of such trademarks will be restricted unless we enter into arrangements with such third parties that may be unavailable on commercially reasonable terms.

        We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. The steps we have taken may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

        We have licensed, and we may license in the future, elements of our trademarks, trade dress and similar proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained by these business partners, such partners may take actions that could materially and adversely affect the value of our proprietary rights or our reputation. The value of our proprietary rights could decline in the future since the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries is uncertain and still evolving.

        We may be subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us or the Web publishers with Web sites in the 24/7 Network. Such claims and any resultant litigation could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we prevail, such litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention, any of which could materially and adversely affect our business, results of operations and financial condition. Any claims or litigation from third parties may also result in limitations on our ability to use the trademarks and other intellectual property subject to such claims or litigation unless we enter into arrangements with the third parties responsible for such claims or litigation, which may be unavailable on commercially reasonable terms.

        From time to time, we may selectively pursue claims of infringement of our patents and other intellectual property rights by third parties. Such claims and any resultant litigation, such as our ongoing litigation with aQuantive, Inc., present the risk that a court could determine, either preliminarily or finally, that some of our patent or other intellectual property rights are not valid, which may lead to a loss of licensing revenues. In addition, even if we prevail, such litigation could be time-consuming and expensive to pursue, and could result in the diversion of our time and attention, any of which could materially and adversely affect our business, results of operations and financial condition. See "Business—Legal Proceedings."

We may be subject to intellectual property liability.

        We may be liable for content available or posted on the Web sites of our publishers. We may be liable to third parties for content in the advertising we serve if the music, artwork, text or other content involved violates the copyright, trademark or other intellectual property rights of such third parties or if the content is defamatory. Any claims or counterclaims could be time consuming, result in costly litigation or divert management's attention.

We face risks associated with technological change.

        The Internet and Internet advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer demands. Our future success will depend on our ability to adapt to rapidly changing technologies and to enhance existing solutions and develop and introduce a variety of new solutions to address our customers' changing demands. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of our solutions. In addition, our new solutions or enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. Material delays in introducing new solutions and enhancements may cause customers to forego purchases of our solutions and purchase those of our competitors.

        Our network operations may be vulnerable to hacking, viruses and other disruptions, which may make our products and services less attractive and reliable.

        Internet usage could decline if any well-publicized compromise of security occurs. "Hacking" involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment. Hackers, if successful, could misappropriate proprietary information or cause disruptions in our service. We may be required to expend capital and other resources to protect our Web site against hackers. Any measures we may take may not be effective. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability, as well as materially damage our reputation and decrease our user traffic.

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including those set forth under "Risk Factors" below.

        Words such as "expect", "anticipate", "intend", "plan", "believe", "estimate" and variations of these words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

        We will receive net proceeds from this offering of approximately $            million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering, including any additional proceeds we receive from the underwriters' exercise of their over-allotment option, for working capital and general corporate purposes and for potential future acquisitions of complementary businesses and technologies. Until the net proceeds are spent for these purposes, they will be invested in short-term, investment-grade, interest-bearing securities.

        We will not receive any proceeds from the sale of common stock by the selling stockholders. Certain selling shareholders who are members of our management may exercise options and sell shares acquired upon exercise into this offering.

DILUTION

        Purchasers of our common stock offered by this prospectus will suffer immediate and substantial dilution in net tangible book value per share. Our net tangible book value as of                , 2004 was approximately $            , or approximately $        per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of                2004.

        Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to our sale of                 shares of common stock in this offering at an assumed offering price of $             per share, the closing sale price of our common stock on the Nasdaq SmallCap Market on                 2004, and after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of            2004 would have been approximately $            , or $         per share, based on                shares of our common stock outstanding at                   2004. Additional conversions of our preferred stock and debentures and exercises of outstanding options and warrants for shares of common stock after              2004 will further decrease our net tangible book value per share and increase the dilution per share to investors in this offering.

This represents an immediate increase in net tangible book value of $            per share of common stock to existing stockholders and an immediate dilution of $            per share to purchasers of common stock in this offering.

Assumed public offering price per share
Net tangible book value per share as of 2004
Increase in net tangible book value
Net tangible book value per share as of 2004, after giving effect to this offering
Dilution in net tangible book value per share to new investors

BUSINESS

24/7 REAL MEDIA

        24/7 Real Media offers a comprehensive suite of media and technology products for the online advertising needs of Web publishers and advertisers, including Web representation, advertisement serving, analytics and search paid inclusion. We work closely with Web publishers and advertisers to implement integrated solutions to sell and deliver advertising on Web sites and manage other critical operations including campaign planning, execution, measurement and analysis. Our 24/7 Web Alliance of over 800 affiliated Web sites aggregates advertising inventory and targets audience segments to attract advertisers worldwide. We believe our Open AdSystem™ technology platform enables Web publishers and advertisers to target, convert and retain their best online customers, maintain customer relationships and safeguard the privacy of Web users. Through 24/7 Search, we connect advertisers with consumers who use search engines to search for information about products and services.

        Our Integrated Media Solutions consist of the 24/7 Web Alliance, a global alliance of Web sites represented by us through which advertisers can run campaigns orders directly with us, and 24/7 Search, an Internet search marketing service designed to connect advertisers with consumers using search engines to find product information. Our 24/7 Search solution uses proprietary technology to help advertisers determine the keywords most relevant to their products and services in order to lead users from search engines to the advertisers' Web sites. Through our relationships with major search engines, we also help advertisers receive enhanced placement in search results. Advertisers pay us a "per-click" fee for each user delivered to their Web sites from our search engine partners.

        Our Technology Solutions are primarily based on our patent-protected Open AdSystem™ technology platform for Internet advertisement delivery, management and analytics, and consist of:

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  Open AdStream®, which we license to Web publishers to run on their proprietary, local servers;

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  Open AdStream® Central, which we provide to Web publishers from software hosted centrally on our servers; and

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  Open Advertiser™, which we provide to advertisers and advertising agencies from software hosted centrally on our servers.

Our Insight software solutions, which integrate with Open AdStream, offer Web publishers active campaign reporting and marketing intelligence and help advertisers measure, analyze, manage and monetize audiences.

        We are one of the few established global providers of Internet media representation services and online advertising technology. We sell our products and services worldwide from fourteen sales locations in nine countries throughout North America, Europe and Asia. In January 2004, we acquired Real Media Korea Co. Ltd., a leading provider of Internet advertising and marketing solutions in the Republic of South Korea. Our patent-protected technology is the foundation of our award-winning advertising delivery, management and analytics platform, which was recently named the 2003 Ad Tech "Best Interactive Marketing Technology."

INDUSTRY OVERVIEW

        The Internet has become one of the fastest growing global communications media for advertising, attracting advertisers because of its interactive nature, rapidly growing audience, global reach and increasing use for commerce. The Internet offers advertisers better opportunities than other media to target advertisements to small groups with specific characteristics as well as reach broad audiences. The interactive nature of the Internet allows advertisers to reach individuals effectively and collect information about the behavior and demographic characteristics of individual users that cannot easily be collected through other media. To the extent advertisers can collect and analyze this data, they can better understand how consumers respond to advertisements and how to change their marketing messages quickly and effectively to reach target audiences.

        PricewaterhouseCoopers forecasts global online advertising spending to grow to over $12.6 billion in 2007, representing a 9.1% compounded annual growth rate from global spending of $8.9 billion in 2003.

        The primary drivers of Internet advertising growth include the following:

    Global advertising spending increasing.    According to PricewaterhouseCoopers, the global advertising industry is expected to experience continued solid growth through 2007, with worldwide advertising spending increasing to $375.3 billion from $313.8 billion in 2003, representing a increase of approximately 19.6%.

    Global Internet connectivity and usage increasing.    According to PricewaterhouseCoopers, the number of households with online access is expected to grow significantly, increasing to 153.3 million worldwide in 2007 from 61.7 million in 2003. Additionally, the increasing availability and usage of faster connections are driving increases in both percent of total media consumption allocated to the Internet as well as total time spent online.

    Share of total advertising spending allocated to Internet advertising is increasing.    As a percentage of total U.S. advertising spending, online advertising is projected by eMarketer to grow from approximately 2.8% in 2003 to 3.2% in 2007, a 16.4% increase in spending allocation. Internet usage currently represents approximately 14% of all media consumption according to Arbitron/Edison Media Research, suggesting that online advertising spending is poised for additional growth to narrow this gap.

    Search advertising is driving online advertising.    According to eMarketer, search-related advertising is an important driver for growth in the Internet advertising sector. Search advertising is expected to grow from $2.1 billion in 2003 to $3.0 billion in 2005, representing an increase of 43.3%.

Objectives of Web Publishers, Advertisers and Consumers

        There are three distinct groups of participants in the Internet advertising industry, each of which has unique objectives and needs and, as a result, presents both opportunities and challenges to Internet advertising companies. The Web publisher aims to profit from content, commerce and advertising on its Web site, as well as to identify and analyze user preferences to improve the Web site and strengthen the relationship with its online audience. The advertiser aims to profit from selling products and building its brands online, by utilizing Internet technologies, whether in standard formats, such as banner, pop-up and pop-under advertisements and e-mail, or newer forms of advertisements, such as online search and rich media advertisements containing moving graphics, sound and video, to reach a broad group of consumers, as well as more defined targeted audiences. The consumer, or Web site user, seeks an enjoyable, productive online experience with content and commerce matching her interests as well as relevant and informative advertising.

Challenges Facing Web Publishers

Specific challenges of many Web publishers include:

    Increasing revenue from their advertisement inventory.    Most Web sites lack the critical mass of audience to attract attention from prospective advertisers and advertising agencies. As a result, it is not economically justifiable for many Web publishers to build and maintain their own sales force. Further, most Web sites lack sufficient audience to subdivide their advertising sales by content area and therefore lose the opportunity to enhance the value of their advertising space by allowing advertisers to target specific subsets of their audience. Attention to sales also draws significant management attention and resources away from a Web site's other operations. As a result, many Web publishers outsource their advertising sales function to third-party representatives with Internet advertising sales organizations that represent a portfolio or network of many Web sites.

    Delivering and managing high volumes of advertisements.    Many Web publishers lack the resources to develop and operate advanced computer systems and software required to deliver high volumes of advertisements efficiently, while providing adequate targeting and accurate reporting to advertisers. They may also lack the resources to implement billing and collections procedures for advertisers after the sale is completed. As a result, many Web publishers rely on third-party firms that provide solutions to deliver and manage advertisements and account data on their Web sites.

    Leveraging, but not compromising, proprietary user information.    Web publishers collect data from users that may be considered personal or sensitive to users, but that could prove valuable to the Web publishers. When they collect user information, Web publishers want third-party solutions that allow them to retain access to and control over the data, allowing them to benefit by using the data to target advertising and improve their Web sites. By retaining access to and management over the data, Web publishers are better able to properly handle sensitive user information and adapt their practices to satisfy user concerns and industry standards with respect to privacy.

Challenges Facing Advertisers

        Large online advertising campaigns can be time-consuming, expensive and difficult to manage. Specific challenges of many advertisers engaged in Internet advertising include:

    Cost-effectively reaching and building a large online audience.    The number of Web sites in existence today is growing rapidly worldwide. As new Web sites offer Web users an increasing variety of content, online audiences are becoming more fragmented and harder to reach. It is also becoming increasingly costly for advertisers to work directly with smaller Web sites to coordinate online advertising campaigns across numerous Web sites. Accordingly, advertisers need better tools to reach and target their desired audiences online and more cost-effective solutions in working with Web sites to aggregate their online audiences into a larger customer base.

    Actively managing Internet advertisement campaigns.    Advertisers need accurate and timely measurement of the performance of advertising campaigns to determine the cost-effectiveness of their campaigns. However, many advertisers lack the analytical tools to actively manage of larger advertising campaigns, target appropriate users and efficiently run advertising campaigns utilizing a variety of online advertising formats. Large Internet advertising campaigns often require sophisticated technology to ensure the accuracy of measurement and billing when high volumes of advertisements are delivered or when campaigns are based on actions taken by users, such as clicking on banner advertisements.

Limitations of Competing Internet Advertising Solutions

        A variety of other companies offer partial solutions to serve the large and growing market for Internet advertising. Although such solutions address certain needs for the Web publisher or advertiser, they are limited in their scope or effectiveness.

    Lack of comprehensive solution set.    Web publishers face increasing competition as they strive to build better relationships with users, maximize revenues and minimize costs. They also need to ensure that their advertising inventory is used profitably. As a result, publishers need a single provider of media and technology solutions that offers cost-efficient, comprehensive solutions and simplified execution.

    Technology limitations.    Given the increased number of Web sites and the associated audience fragmentation, Web publishers and advertisers need flexible advertising delivery and management technology that can collect and protect the information generated by users interacting on Web sites. The technology must be capable of delivering all types of advertisement formats used by Web sites and other emerging interactive media, including standard banners and rich media advertisements containing moving graphics, sound and video. Finally, the technology must scale to deliver high volumes of advertisements without significant incremental costs or risk of system failure.

    Need for superior customer service.    Web publishers must serve an increased number of ads, carefully monitor and analyze customer traffic and behavior and provide timely billing. These activities require that technology vendors provide consistently high levels of customer service. To support the increasingly sophisticated needs of Web publishers, customer service must include the ability to analyze and interpret a customer's key data.

    Need for global presence.    Given the increased number of Web sites and advertising approaches and the resulting audience fragmentation, Web publishers and advertisers seek a solution that enables them to have superior targeted marketing that reaches global audiences and consumers in established as well as emerging, high-growth online advertising markets. As a result, Web publishers and advertisers need service providers with global presence to expand beyond a single country or other geographic region.

24/7 REAL MEDIA'S SOLUTION

        24/7 Real Media offers a comprehensive suite of media and technology products for the online advertising needs of Web publishers and advertisers, including Web representation, advertisement serving, analytics and search paid inclusion. We work closely with Web publishers and advertisers to implement integrated solutions to sell and deliver advertising on Web sites and manage other critical operations including campaign planning, execution, measurement and analysis. Our 24/7 Web Alliance of over 800 affiliated Web sites aggregates advertising inventory and targets audience segments to attract advertisers worldwide. We believe our Open AdSystem™ technology platform enables Web publishers and advertisers to target, convert and retain their best online customers, maintain customer relationships and safeguard the privacy of Web users. Through 24/7 Search, we connect advertisers with consumers who use search engines to search for information about products and services. We sell our integrated media and technology solutions through fourteen sales locations in nine countries throughout North America, Europe and Asia.

Benefits to Web Publishers and Advertisers

        Our media and technology solutions help Web publishers build and target audiences on their Web sites, better manage the delivery of higher volumes of advertisements and collect and safeguard valuable information about their Web users and audiences. Our 24/7 Web Alliance also enables Web publishers to leverage their advertising inventory as part of a network of Web sites that offer advertisers broader reach and improved targeting through deeper content. This functionality helps Web publishers attract advertisers and generate additional revenue from their existing advertisement inventory. Our solutions also provide advertisers a one-stop shop for reaching and targeting the audiences of hundreds of Web sites as well as an efficient system for measuring, analyzing and actively managing advertising campaigns across numerous Web sites. This functionality helps advertisers more cost-effectively purchase advertisement campaigns from numerous Web publishers.

Comprehensive and Integrated Solution

        We offer a broad range of solutions to Web publishers and advertisers and leverage our Open AdSystem technology to integrate with all of our products. For Web publishers in our 24/7 Web Alliance, we utilize our Open AdSystem technology to help them identify and target relevant audience segments. We also combine our Open AdSystem technology with our Insight analytics products to offer Web publishers sophisticated tools to measure and understand online audience behavior. For advertisers, we designed our Open Advertiser service using the same data analysis and programming architecture as our Open AdStream platform to deliver the same level of campaign management and targeting that we provide to Web publishers. We believe that our integrated solutions reduce the need for Web publishers and advertisers to work with multiple vendors, making it less costly for our customers to capitalize on advertising inventory, regardless of the format or the nature of the advertising campaign.

        Our 24/7 Web Alliance, a global alliance of over 800 affiliated Web sites that we represent, provides an extensive online marketing channel offering branded and niche Web sites, high-quality content and mass reach. The 24/7 Web Alliance is aimed at advertisers who wish to develop online strategies to build brands, target audiences and monitor campaigns for greater return on investment, as well as at Web publishers looking to increase revenues and maximize the value their advertising inventory. Our 24/7 Network aggregates Web sites of all sizes that we believe are attractive to advertisers, generate a high number of advertisement impressions and contribute a variety of online content. We leverage our Open AdSystem technology platform to deliver all advertisements in our 24/7 Network and perform advanced targeting functions for our client advertisers. Through the 24/7 Network, we can provide advertisers with cost-effective, custom media solutions both to build brand value and generate quality leads. Independent from our 24/7 Network, we also provide advertising sales and media representation services to a select portfolio of affiliated Web sites. We believe our portfolio of media solutions provides a customizable online strategy utilizing premier brands, content targeting and mass reach.

        Our 24/7 Search service helps advertisers appear prominently in search results served in response to a consumer's inquiry for particular keyphrases. Through our understanding of search engine algorithms and monitoring of search engine behavior, we enable advertisers to pick relevant keywords, better target search engine users and convert consumers. More relevant keywords and better placement in search results help advertisers target potential consumers who are looking for information to purchase a product or service.

Customer Service

        We provide superior customer service, and we believe that continual communication with our customer base is essential to our long-term success. Our customer service centers are organized to support our global operations, and they are staffed with knowledgeable technical and client service teams. Our local presence enables us to better understand and service the needs of our clients. In addition, we employ a Web site relationship department that surveys our Web sites and monitors qualitative indicators of service levels in order to continuously improve our customer service.

Global Presence

        We sell our products and services worldwide from 14 sales locations in nine countries throughout North America, Europe and Asia. Through our global sales and marketing organization of approximately 135 people, we can deliver solutions to Web publishers and advertisers worldwide in the languages and according to the laws and customs of each local market. Specifically, for Web publishers we utilize our global technology development and support team of approximately 70 employees to support the sale, installation and customization of technology solutions in almost any local market. For international advertisers we can run advertising campaigns to reach globally dispersed audiences and target particular online segments at the same time. We apply market intelligence learned in local markets throughout our global organization to deliver the most relevant solutions in an effort to ensure that our customers benefit from proven advertising techniques learned by us worldwide.

24/7 REAL MEDIA'S GROWTH STRATEGY

        Our objective is to extend our position as a leading provider of integrated media and technology solutions to the Internet advertising industry. Key components of our growth strategy include the following:

    Extend and enhance product line.    Our goal is to continue to extend and enhance our product line in both the media and technology segments of the Internet advertising market. To enhance our media solutions, we seek to add Web sites to our 24/7 Web Alliance that have high-quality content, recognizable brand names and audience demographics that are attractive to our client advertisers. We also plan to strengthen our relationships with our existing distribution partners and pursue additional partners for our 24/7 Search service. We intend to enhance our state-of-the-art technology platform and extend the power and functionality of our advertisement serving, management and analytics products.

    Cross-sell into installed base.    We intend to continue providing comprehensive solutions to the market and to aggressively cross-sell our media and technology solutions. More specifically, when marketing our media representation services, we plan to promote our technology solutions to Web publishers as a way to better target their online audiences and make their Web sites more attractive advertising media. In addition, we believe significant opportunities exist to sell additional products to our installed base of existing customers who are not currently taking advantage of our full suite of products and services. We plan to cross-sell our technology solutions to Web publishers within our 24/7 Web Alliance to help them actively manage their campaigns. We also plan to promote our 24/7 Search services to advertisers purchasing inventory in our 24/7 Web Alliance as an additional, cost-effective means of directly targeting consumers who use search engines.

    Increase global presence.    We intend to increase our global presence by entering new, high-growth markets worldwide. In Asia, we may seek additional acquisitions, like our acquisition of Real Media Korea, that will enable us immediately to have a strong national presence and to target the largest national advertisers in the market. We also plan to leverage our presence in South Korea to rapidly roll out paid inclusion and other search marketing services not currently available in that market. In Europe, we plan to continue to increase our presence by entering new markets and bringing new analytics, search and advertiser solutions to the market and aggressively targeting the largest Web publishers that require global service and support.

    Pursue strategic acquisitions.    We plan to pursue strategic acquisitions that enhance our technology and media reach and extend our presence into new and high-growth online advertising markets. First, we plan to build a presence in additional markets worldwide where our international advertising clients require local service and support to run online advertising campaigns. Second, we plan to pursue acquisitions, similar to our acquisition of Real Media Korea, that can make us a leading player in a high-growth market. Third, we may also pursue acquisitions or other partnering opportunities that augment our ability to provide paid inclusion and other search services worldwide.

OUR PRODUCTS AND SERVICES

Integrated Media Solutions

The 24/7 Web Alliance

        Through our 24/7 Web Alliance, we represent Web sites with brand names, quality content and global reach. We promote our media representation services, and the opportunity to join our 24/7 Web Alliance, to Web publishers seeking to increase advertising revenues from their Web sites and maximize revenues from their existing advertising inventory. We also promote our 24/7 Web Alliance to advertisers seeking online strategies to target audiences, build their brands and generate greater customer response and greater return from their advertising spending.

        Our 24/7 Web Alliance consists of three distinct offerings:

    The 24/7 Portfolio.    Our 24/7 Portfolio is a select portfolio of brand name Web sites, independent from our 24/7 Network, to which we provide advertising sales and media representation services. We believe our 24/7 Portfolio Web sites offer our client advertisers premier brands, quality content and large online audiences.

    24/7 Verticals.    Our 24/7 Verticals groups together partner Web sites, categorized by content, demographic and psychographic characteristics, through which our client advertisers can target specific audiences across multiple sites with a single advertising buy. 24/7 Verticals enables advertisers to target audience segments by content (identifying specified sites, sections, pages or positions on a page that receives ads) and to customize their online marketing strategies to improve reach and response. We believe our 24/7 Verticals solution offers advertisers one of the most cost-effective marketing solutions for great reach.

        Our 24/7 Verticals currently include, among others, the following areas of interest to online advertisers:

18-34 Age Group	Automotive	Business to Business
Gaming	Health	Local
Men's Interest	Music	News
Personal Finance	Search	Sports
Technology	Teens	Travel
Women's Interest

    The 24/7 Network.    Our 24/7 Network aggregates hundreds of Web sites that we believe are attractive to advertisers because they generate a high number of advertising impressions and offer a variety of online content. We believe the 24/7 Network is a cost-effective marketing solution for advertisers to reach quality audiences, build brand value and get response on Web sites with quality content and brand names. We offer advertisers a range of impression-based and performance-based pricing models for advertising across the 24/7 Network.

        We leverage our Open AdSystem technology platform and our experienced traffic and account management staff to help our client advertisers target advertisements to the right segments of our 24/7 Web Alliance audience. In addition to our 24/7 Verticals we have the expertise and technology to target audiences in a variety of ways, including: keyword (serving advertisements related to specific words entered into a search box by an online consumer), geography (delivering advertisements based on specific geographical locations), day parting (specifying a particular time of day or week the advertisement is viewed) and frequency capping (limiting the number of times a particular advertisement is delivered to the same user within specific time periods).

        We consider the following to be some of the key features of our 24/7 Web Alliance:

    Delivers an attractive audience.    The 24/7 Web Alliance consolidates Web sites that are attractive to advertisers for several reasons, including their brand names, the quality and targeted nature of their published content and the number and type of users. We also regularly monitor key audience metrics, including the number of times users view advertising on our affiliated Web sites, or impressions levels, and the number of new or unique visitors to the Web sites. In addition, we require Web sites in our 24/7 Web Alliance to comply strictly with specific standards regarding content quality and brand name recognition, levels of existing and projected page views and user demographics.

    Offers global reach and exposure.    The 24/7 Web Alliance attracts a global audience, including users in North America, Europe, Asia and other parts of the world, and serves approximately 4.5 billion advertising impressions per month. We believe the Web sites in the 24/7 Web Alliance are among the most frequently visited Internet destinations, publishing quality content with recognizable brand names. Through our global sales force, we promote the 24/7 Web Alliance to advertisers worldwide to run international, pan-regional or regional advertising campaigns. We also offer advertisers access to single-site campaigns on individual Web sites, access to cross sections of the 24/7 Web Alliance to target campaigns to specific content and "run of network" advertising campaigns on all of our partner Web sites.

    Provides customized, active management and reporting.    We use our Open AdSystem platform to actively monitor and manage Web sites across the network, enabling advertisers to more quickly make campaign refinements. Open AdSystem helps Web publishers in our network forecast the amount of advertising space available on their site by automatically analyzing historical data to project inventory capacity, and by determining the quantity of available inventory and the amount of inventory that already has been sold.

Publishers In The 24/7 Web Alliance

        Our 24/7 Web Alliance currently includes approximately 800 Web sites represented by 24/7 Real Media worldwide. These Web sites trust us to sell their premium advertising inventory and their under-utilized advertising inventory to the top international advertisers. Using our advanced technology platform, we believe we have developed one of the most cost-effective solutions for Web sites to generate revenue from their advertising inventory. Our experienced global sales force ensures that our affiliated Web sites are well-represented to advertisers worldwide and promoted as the leading solution for advertisers to reach the audiences of these Web sites.

        We believe that inclusion in our 24/7 Web Alliance benefits our affiliated Web sites in significant ways. First, inclusion in our 24/7 Network offers our affiliated Web sites the technology for managing and delivering Internet advertising. The affiliated Web sites can avoid the hardware, software and personnel costs associated with building and maintaining their own advertisement serving technology and, in some cases, their own advertising sales force. Second, by selling their advertising inventory that often would remain under-sold or unsold, we offer affiliated Web sites a stream of recurring revenue. We believe that many prominently branded Web sites that attract advertisers who want impression-based solutions rarely sell their entire advertising inventory. By using our 24/7 Portfolio solution, these Web sites gain the opportunity to generate revenue from their unsold inventory, while protecting the value of the Web site's brand name and the rate the Web site can charge for its advertising inventory generally. Third, all of our affiliated Web sites benefit from our experienced management team, our sales and marketing organization and our worldwide access to advertisers.

        The effectiveness of our media solutions depends, in part, on the quality of the Web sites in our 24/7 Web Alliance. We enforce our quality standards by reviewing and periodically auditing Web site content and we reject membership requests from Web sites that do not meet our quality standards. Our quality standards generally are intended to screen out Web sites with inappropriate content, insufficient traffic, illegal activity and fraudulent clicking activity. We also may eliminate Web sites that encourage users to click on banner advertisements for reasons other than an interest in our client advertisers' messages.

Advertisers On The 24/7 Web Alliance

        We focus our sales and marketing efforts on the leading international advertisers and advertising agencies, many of which have utilized our solutions. Advertisers and advertising agencies typically implement advertising campaigns with written agreements, or insertion orders, governing the nature and duration of the campaign and the Web sites that will run the campaign. Based on the extensive reach of our 24/7 Web Alliance and the breadth of its online content, we can package customized advertising solutions for advertisers and advertising agencies. Our sales force works closely with advertisers to customize advertising delivery to enhance the effectiveness of advertising campaigns.

24/7 Search

        24/7 Search provides performance-based, search marketing services for the Internet. Through 24/7 Search, we connect advertisers with consumers using search engines to search for information about products and services. Our 24/7 Search solution uses proprietary technology to help advertisers determine the keywords most relevant to their products and services that will lead users from search engines to the advertisers' Web sites. Through our relationships with major search engines, we also help advertisers receive enhanced placement in search results. Advertisers pay us a "per-click" fee for each user delivered to their Web sites from our search engine partners.

        24/7 Search provides two primary services:

    Paid inclusion.    24/7 Search provides a paid inclusion service for advertisers, which consists of producing an editorially reviewed search listing that appears prominently in search results displayed by our partner search engines in response to a user's inquiry for particular keywords and phrases. We assist our client advertisers in selecting keywords and phrases most relevant to their products or services. Our tightly controlled editorial process ensures that only relevant search results are shown to a search engine users. We help our client advertisers determine the most relevant pages in their Web sites to which visitors will be directed, known as landing pages, in order to increase the percentage of visitors that are converted into buyers, or the conversion rate. We submit the search listing, after our editorial review, to our search engine partners through frequently refreshed "trusted feeds," employing a proprietary extensible mark-up language (XML) platform. A proprietary filtering technology ensures that our client advertisers pay only for valid visitors to their landing pages by eliminating clicks generated by automated tools, spiders, robots, repetitive addresses and foreign visitors. We carefully monitor results with our client advertisers and actively manage our filtering technology accordingly.

    Pay-per-click bid management.    24/7 Search also provides campaign and bid management services used by client advertisers to actively manage the return on the "pay-per-click" fee charged by search engines to advertisers for sponsored listings, which are additional search results displayed adjacent to the natural search results and identified as sponsored advertisements. We manage the bidding process on our client advertisers' principal keywords and help them develop cost-efficient variations on their principal keywords, carefully calculating the incremental return on investment from better positioning in search results. We help actively manage our client advertisers' Web sites, editorial copy and selection of landing pages to increase their conversion rates, and we provide for an automated XML feed to our search engine partners to upload client advertising data efficiently.

        Our search distribution network for paid inclusion and pay-per-click bid management services includes numerous branded search engines, including Alta Vista, Ask Jeeves, Engine 54, FAST, FindWhat, Google, InfoSpace, Inktomi, and Overture. In turn these sites maintain relationships with other search destinations including About.com, AOL, Excite, MSN and Yahoo!, among others.

Technology Solutions

The Open AdSystem™ Platform

        Our award-winning, patent-protected Open AdSystem platform is the foundation of 24/7 Real Media's proprietary technology offering. Our Open AdSystem platform is a format-agnostic advertisement delivery engine capable of delivering virtually all types of advertisement formats across the Internet and other interactive platforms. Our Open AdSystem platform was designed with a view towards enhancing the ability of Web sites and advertisers to protect the information generated by users interacting on Web sites—the "media asset" of the Web.

        24/7 Real Media has a comprehensive suite of products based on the Open AdSystem platform. Key benefits to our customers of our Open AdSystem technology include the following:

    Active campaign management.    Our Open AdSystem technology enables our customers to actively monitor and manage their advertising campaigns, allowing them to make more rapid campaign refinements. Our Open AdSystem technology provides multiple delivery options to ensure optimal planning and reporting with respect to advertising campaigns.

    Specific targeting.    Our Open AdSystem technology, together with integrated plug-ins and modules, enables our customers to refine the targeting capabilities of our products and services to their needs. In particular, we leverage our proprietary Open AdSystem technology platform to offer our customers the ability to target advertisements narrowly to particular audience segments.

    Flexible reporting.    With our Open AdSystem technology, we can generate a broad range of reports using many characteristics including site, advertiser, section, viewer and click-throughs.

    Inventory management.    Our Open AdSystem technology helps publishers manage advertising revenue by forecasting the amount of advertising space available on their site. The Open AdSystem platform can analyze historical data to project inventory capacity and determine the quantity of available inventory.

    Flexible format delivery.    With our Open AdSystem technology, our customers can deliver and manage advertising in many different formats from standard banner advertisements to rich media advertisements including streaming media, expanding advertisements, floating advertisements, interactive advertisements, window advertisements, interstitials, full page advertisements and commercial breaks. We believe our Open AdSystem technology offers our customers one of the most versatile advertisement delivery engines available.

    Data accessibility.    Through an XML interface, our customers can import data to or export data from our Open AdSystem software. This flexible and open data access allows Open AdSystem to integrate easily with other enterprise systems such as customer relationship management, billing or reporting.

        Our Technology Solutions are primarily based on our patent-protected Open AdSystem™ technology platform for Internet advertisement delivery, management and analytics, and consist of:

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  Open AdStream®, which we license to Web publishers to run on their proprietary, local servers;

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  Open AdStream® Central, which we provide to Web publishers from software hosted centrally on our servers; and

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  Open Advertiser™, which we provide to advertisers and advertising agencies from software hosted centrally on our servers.

Our Insight software solutions, which integrate with Open AdStream, offer Web publishers active campaign reporting and marketing intelligence and help advertisers measure, analyze, manage and monetize audiences.

  The Open AdStream™ Solution

        We offer Web publishers a licensed version of our Open AdStream (OAS) advertisement delivery and management software designed to run on local servers operated by our customer. We believe this application of the software offers our customers compelling advantages over other advertisement serving solutions, including:

    Ownership and control of user data.    Strong relationships with online consumers are key to building leading online brands that attract top dollars from advertisers. We designed our Open AdSystem technology to help protect the privacy of online consumers and safeguard private information.

    Control over advertisement delivery.    Since the Web publisher operates, controls and physically owns the equipment that is serving the advertisements, a local advertisement delivery installation maintains the maximum amount of control over advertisement serving.

    Cost advantage based on return on investment.    We believe a compelling cost advantage is created when Web publishers use OAS. Since the software is purchased and the Web publisher is not charged per advertisement delivered, it is able to leverage a virtually fixed-cost base, with minimal variable cost, for advertisement delivery.

    Speed, efficiency and scalability.    We believe our OAS local advertisement delivery architecture is faster and more efficient than third-party delivery since the advertisement comes directly from the Web publisher's servers. We have designed OAS to offer higher scalability and believe OAS offers greater scalability than other competing products.

        We also offer Web publishers our OAS Central service, an application distributed to our customers from software hosted centrally on our servers. We host the software for our customers using multi-location, fully redundant data centers. Our OAS Central service provides seamless advertising delivery and management services for Web publishers and allows them to offer their advertisers sophisticated targeting and reporting capabilities. Our OAS Central service provides all the features and functionality of the locally installed OAS product within a secure, managed environment.

        Open AdStream Central continuously monitors advertising delivery for optimum accuracy and performance, using a fully distributed system architecture with geographic load balancing. The system employs a fully redundant infrastructure with multiple data centers, Internet connections, mirrored disk backup and battery and generator backups that provide robust, reliable service with rapid scalability and performance. We partner with Akamai Technologies' global caching network for efficient content delivery.

        Open AdStream Central service is priced at a fee per thousand advertisements delivered and is purchased by Web publishers who do not want to devote the resources, time, or personnel required to host their own advertisement serving system. Our centrally hosted solution enables our customers to execute advertising programs without the expense of building and maintaining their own in-house technical infrastructure and resources.

  The Open Advertiser™ Solution

        Our Open Advertiser (OAD) solution, similar to our OAS Central solution, is an application distributed from our servers that enables advertisers and their agencies to increase their return on investment and to streamline the advertising management process through analytical reporting and active work-flow management. In particular, our OAD service is designed to enable agencies to analyze their advertisers' online campaigns in great detail and provide value-added recommendations for follow-up marketing programs through detailed analytical reporting options. OAD features a dedicated cookie assigned to each advertiser and agency that allows marketers to retarget their audience based on previously performed post-click actions, such as buying a product or requesting information. OAD can also track the branding effectiveness of each advertisement by reporting the number of users who did not click on the advertisement but eventually visited the advertiser's Web site.

        As an agency's online advertising business grows, the customer data generated by advertising campaigns becomes the most important link between the agency and its advertising clients. Ownership and control of the commercial use of that data is vital to any advertising campaign and the place where an advertiser's brand is built and protected. Accordingly, OAD features a Confidential Cookie file, which guarantees that the user, and the data associated with the user/advertiser relationship, remains exclusively within the hands of the advertiser.

        We currently sell our OAD product primarily in Europe, and we launched a U.S. beta version of this product in 2003. We expect to launch this product to customers in the U.S. in 2004.

The Insight Platform of Audience Management and Web Analytics Tools

        Insight XE™    is a Web analytics application that helps Web publishers measure, analyze and understand the behavior of visitors to their Web site in natural language. Insight XE employs JavaScript code embedded in a Web site's pages, allowing the site owner to assign contextually relevant values to the pages.

        Insight XE's features include:

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  Everyday business language—Insight XE taxonomy allows a Web publisher to define its site in its own terms, not as pages, URLs, or pre-built categories.

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  Audience segmentation—Insight XE allows a Web publisher to segment its audience based on audience behavior, thereby identifying hidden affinities for more effective cross-merchandising and marketing.

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  Relevant metrics—Insight XE builds an anonymous profile for every unique visitor to a Web site. It provides the relevant metrics a Web publisher needs to understand the way its audience interacts with the Web site.

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  Data export—An XML data router interacts with most commercial enterprise and desktop applications, allowing users to work with data using the tools of their choice.

        Insight ACT™, an application that will be fully integrated with OAS, will enable a Web publisher to enhance the value of its advertising inventory by identifying and targeting segments of its audience who may be receptive to a specific advertiser's message. We expect to launch this product commercially in the first half of 2004.

        Insight ACT will offer behavioral segmentation and targeting in a three-step process:

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  Analyze. Determine which audience attributes are most beneficial for advertisers.

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  Cluster. Cluster the audience into segments, based on advertisers' requests.

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  Target. Deliver targeted messages to the defined audience clusters.

        Through unique identifiers, Insight ACT, in combination with OAS, will offer a 4-dimensional audience view across:

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  Content: What type of content attracts the desired audience cluster?

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  Demographic: What are the known or inferred characteristics of the cluster?

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  Commerce: What type of products is the cluster likely to buy?

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  Advertising: What is the relevant message to elicit a response from the cluster?

        Insight SE™ is an application that will allow an advertiser to create targeted campaigns using keywords and phrases, and generate performance metrics that link traffic from specific search engines throughout the entire sales cycle, from prospecting by new customers to the final sale. We expect to launch this product commercially in the first half of 2004.

        Insight SE's active reporting is designed to enable advertisers to answer the following business-critical questions:

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  Which keywords offer the best return on investment?

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  Which search engine provides the most traffic?

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  Which search engines drive the most sales?

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  Where does drop-off occur as prospects move from search to sale?

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  What is the return on advertising spending?

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  Where should an advertiser concentrate its marketing budget?

SALES AND MARKETING ORGANIZATION

        We sell our products and services worldwide through a sales and marketing organization that includes fourteen sales locations in nine countries throughout North America, Europe and Asia. Our sales and marketing team consists of a total of approximately 135 employees, including approximately 65 in the United States and 70 internationally. In the United States, our sales force is located at our headquarters in New York and our sales locations in Los Angeles, Chicago, San Francisco and Fort Washington, PA. We also have sales offices in Canada, France, Germany, Spain, Sweden, Switzerland, the United Kingdom and South Korea.

        We leverage the substantial media expertise of our sales and marketing team to increase the value of advertisement campaigns for both our advertisers and our partner Web sites. We also employ a Web site relationship department that surveys our partner Web sites and monitors qualitative indicators of service levels in order to continuously improve our customer service.

PRIVACY PROTECTION

        The growth of our business and of the Internet depends on user trust in the integrity of the Internet and in the businesses that use it. We believe that fostering user confidence in online privacy is an integral component of our commitment to delivering the right message to the right user at the right time. We actively monitor privacy laws and regulations and we take seriously the principles that consumers must have notice and choice and the confidence that their information is secure. We also designed our Open AdSystem technology to help protect the privacy of online consumers and safeguard private information.

        We may act on behalf of our customers to collect non-personally identifiable information in the delivery of Internet advertising. When we perform such services, we provide notice to users about our use of such information and insist that our customers provide users the choice not to participate. Unlike some of our competitors, we do not collect or maintain a database of personally identifiable information about online consumers or associate online and offline information collected about users. We insist that our customers provide notice to users about the marketing uses of personally identifiable information collected online, including whether they associate online and offline information about users, and that they provide users with the choice not to participate. We will not associate any personally identifiable information about a user with such user's Internet browser or anonymous "cookie" on behalf of our customers unless that user has first been provided with notice about the collection and use of personally identifiable information about that user, and has affirmatively consented to participate.

INTELLECTUAL PROPERTY

        We own U.S. Patent No. 6,026,368 entitled "On-Line Interactive System And Method For Providing Content And Advertising Information To A Targeted Set of Viewers." Licensees of our '368 patent include DoubleClick, Advertising.com, ValueClick and several smaller technology providers. The '368 patent, which expires in 2015, embodies pioneering technology in the field of targeted delivery of content. The '368 patent relates to an online system for managing the delivery of targeted advertisements or other content that adjusts the priorities associated with such advertisements or content in order to satisfy exposure goals or other predetermined criteria. In January of 2003, the U.S. Patent and Trademark Office granted us a notice of allowance for an additional patent relating to the sequencing of advertising, which we believe further extends our competitive advantage.

        In January 2003, we acquired our Web analytics technology, Insight, for which a patent application currently is pending. The acquired Web analytics technology uses a proprietary taxonomy engine to speak the same language that a business uses when talking about its customers. It is designed to provide revenue-generating marketing intelligence to Web publishers and help companies measure, analyze and monetize their interactive audience. Among other functions, the acquired technology is designed to enable marketers to perform behavioral segmentation and clickstream analysis and allow Web publishers and advertisers to use behavioral information with e-commerce and other applications.

        In 2002, we acquired U.S. Patent Number 5,446,919, entitled "Communication System and Method with Demographically or Psychographically Defined Audiences," which broadly covers communications systems, including the Internet, interactive and cable television and wireless phone systems, in which advertisements and other media messages are determined by demographic or psychographic information associated with the user. This patent expires in 2012.

        Open AdStream® is our U.S. registered trademark, and we have pending trademark applications in the United States for Open AdSystem, OpenAdvertiser, Insight XE, Insight ACT and Insight SE. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties with whom we conduct business in order to limit access to and disclosure of our proprietary information.

COMPETITION

        We believe we are a leader in the highly competitive market of Internet advertising and marketing services. We believe our ability to compete depends on many factors including the following:

  •
  our ability to adapt and scale our existing technology, and develop and bring to market new technologies, as customer needs evolve;

  •
  the timing and acceptance of new products and services and enhancements to existing products and services either developed or acquired by us;

  •
  the performance, functionality, price and reliability of our products and services;

  •
  our global sales and marketing efforts;

  •
  our customer service and support efforts; and

  •
  the relative impact of general economic and industry conditions on us and our competitors.

        We believe we compete favorably in all of the foregoing areas.

Integrated Media Solutions

        Our media solutions compete for advertising spending against Web publishers, including some of our customers who have their own sales forces. We also compete with a variety of Internet advertising networks and companies that facilitate Internet advertising. Specifically, our 24/7 Web Alliance competes for advertisers with a variety of other Internet advertising networks, including Advertising.com, ValueClick and Interep Interactive. In addition to these Web site networks we also compete with large portal sites such as AOL, MSN and Yahoo!. We also compete with the traditional advertising media of television, radio, cable and print for a share of advertisers' total advertising budgets.

        We compete against a variety of new and innovative companies in the fast-growing market for performance-based Internet search marketing solutions. 24/7 Search competes with several other companies that provide service optimization as well as start-up companies with untested search marketing solutions. In particular, we compete against Overture, Google and FindWhat for advertisers looking to drive traffic to their Web sites using performance-based, keyword search services.

Technology Solutions

        We compete against other established providers of advertisement serving solutions and several other companies that provide third-party advertisement serving services as well as start-up companies with untested products and services. Our competitors for advertisement serving solutions include DoubleClick, ValueClick, aQuantive, Advertising.com and Blue Streak.

EMPLOYEES

        As of February 1, 2004, we employed approximately 255 persons worldwide, including approximately 140 in operations, sales, marketing and customer support, 70 in technology and product development, and 45 in accounting, human resources and administration. We consider our employee relations to be good. Our subsidiaries in France, Spain and Scandinavia are parties to collective bargaining agreements pursuant to and in accordance with applicable law.

LEGAL PROCEEDINGS

aQuantive, Inc. (formerly Avenue A, Inc.)

        On April 19, 2002, aQuantive, Inc. (formerly Avenue A, Inc.) filed a complaint against us seeking a declaratory judgment that U.S. Patent No. 6,206,368 is invalid and not infringed by Avenue A. The complaint also seeks injunctive relief and recovery of attorney's fees. On May 10, 2002, we filed our answer to the complaint, in which we denied the material allegations of the complaint and asserted a counterclaim for infringement of the '368 patent. On January 2, 2003, aQuantive filed a motion for summary judgment of non-infringement, to which we filed papers in opposition on April 28, 2003. On July 3, 2003, the U.S. Federal Court for the Western District of Washington granted partial summary judgment to aQuantive, Inc. and held that, based on the court's construction of the patent's claims, aQuantive's Atlas DMT advertisement serving system does not infringe the '368 patent. We have appealed the court's ruling to the Court of Appeals for the Federal Circuit and agreed with aQuantive to dismiss the remaining claims in the case to expedite the appeal.

Brian Anderson

        On July 5, 2001, Brian Anderson, former Chief Executive of our AwardTrack, Inc. subsidiary, served us with notice of a lawsuit filed in Superior Court for the State of California in and for the County of Santa Cruz, alleging breach of contract, fraud, intentional infliction of emotional distress and breach of fiduciary duty, in connection with the acquisition of AwardTrack and subsequent events. We removed the lawsuit to federal court in California and moved to dismiss the complaint in its entirety. This motion was granted in part, with leave to amend, and denied in part. The plaintiff has subsequently refiled the complaint and we have filed a counterclaim. Discovery is concluded, and we intend to move for summary judgment to dismiss the complaint in its entirety.

Chinadotcom Corp.

        On February 19, 2003, we filed a complaint in federal court against Chinadotcom Corporation for breach of contract, unjust enrichment, breach of duty of good faith and fair dealing, and promissory estoppel arising out of a certain equity exchange agreement dated August 16, 2000 between Chinadotcom and us, seeking to enforce our right to exchange our stake in 24/7 Media-Asia Ltd. for 1.8 million shares of Chinadotcom. Chinadotcom filed a motion seeking to compel arbitration of the matter, which the court granted on May 12, 2003. We intend to file an arbitration claim relating to both the equity exchange agreement and other claims that we may have against Chinadotcom.

        On April 29, 2003, Chinadotcom filed an action in court in Hong Kong against David Moore, our Chief Executive Officer, alleging, among other things, breach of fiduciary duty by Mr. Moore in connection with his service as a director of Chinadotcom and its subsidiary, 24/7 Media-Asia Ltd. On November 24, 2003, the Hong Kong Court dismissed Chinadotcom's complaint against Mr. Moore in its entirety, and Mr. Moore has requested Chinadotcom to reimburse him for all of his legal expenses. Chinadotcom has appealed the dismissal of its claim and that appeal is pending. We have assumed Mr. Moore's defense and will indemnify him in the event of any liability. We believe that the claims against Mr. Moore are without merit and that the action was brought solely in retaliation against us for asserting our rights in the matter discussed above. We have filed a motion to dismiss this case.

        On July 22, 2003, Chinadotcom filed an arbitration claim with the International Court of Commerce asserting certain alleged breaches of contract in connection with the Media Asia Agreement entered into between the parties as of June 30, 2000. The claim seeks damages totaling $24.0 million. We believe that Chinadotcom's claims are without merit. We have filed an Answer and Counterclaim in the matter and we intend to defend ourselves vigorously against these claims.

MANAGEMENT

        Set forth below is information about our directors and executive officers, including their business backgrounds and the names of public companies and other selected entities for which they also serve as directors. The information concerning the directors and executive officers has been furnished to us by each individual.

Name	Age	Position and Offices Held
David J. Moore	51	Chairman of the Board and Chief Executive Officer
David B. Hills	48	President, Media Solutions
Jonathan K. Hsu	31	Executive Vice President and Chief Financial Officer
Mark E. Moran	42	Executive Vice President, General Counsel and Secretary
Tony Schmitz	44	Chief Technology Officer and President, Technology Solutions
Christopher J. Wagner	46	Chief Executive Officer Real Media Europe
Douglas C. Wagner	37	President of 24/7 Search, Inc.
Robert J. Perkins	55	Director
Arnie Semsky	57	Director
Joseph W. Waechter	49	Director
Moritz F. Wuttke	37	Director
Val Zammit	55	Director

        David J. Moore has been our Chief Executive Officer and a director since February 1998. Mr. Moore was President of Petry Interactive, an Internet advertising network and a predecessor to our company, from December 1995 to February 1998. From 1993 to 1994, Mr. Moore was President of Geomedica, an online service for physicians, which he sold to Reuters. From 1982 to 1992, Mr. Moore was a Group Vice President at Hearst/ABC-Viacom Entertainment Services, a media company, where he participated in the launch of Cable Health Network, Lifetime Television, Lifetime Medical Television, a service targeted to physicians, and HealthLink Television, a physician waiting room television service. From 1980 to 1982, Mr. Moore had a television advertising sales position with Turner Broadcasting. Mr. Moore received a B.A. degree in Communications from Northern Illinois University.

        David B. Hills has served as our President, Media Solutions since August 2003. From July 2001 to August 2003, Mr. Hills served as chief operating officer and President of Sales for About Inc. From 1987 to 2001, Mr. Hills held various executive positions for subsidiaries of Cox Communications, including Vice President of Sales for Cox Interactive Media, which owns and operates several Web sites focused on local content, from July 1999 to July 2001; Vice President and director of Cox Interactive Sales, which operated an Internet advertising network, from May 1994 to July 1999; and Vice President for Telerep, a television and radio advertising sales representation firm, from 1987 to 1994. Mr. Hills received a B.A. in Communications from Bethany College (W. Va) and an M.S. in Communications from Boston University.

        Jonathan K. Hsu has served as our Executive Vice President—Chief Financial Officer since January 2004, as our Senior Vice President—Corporate Development from March 2002 to January 2004, and as our Vice President—Corporate Development from November 2001 to March 2002. Prior to that, he had served as Vice President—Corporate Development of Real Media, Inc. since March 2000. From June 1998 to March 2000, Mr. Hsu was a senior associate in the Global Mergers and Acquisitions Group of JP Morgan Chase Securities. From September 1995 to June 1998, Mr. Hsu was a partner in American Lead Ventures. Mr. Hsu received an M.B.A. in Finance and Strategic Management from the Wharton School of Business and a B.A. in Economics from Harvard University.

        Mark E. Moran has served as our Executive Vice President since March 2002, and as our Senior Vice President from April 1998 to March 2002. He has also served as our General Counsel and Secretary since April 1998. From June 1993 to April 1998, Mr. Moran was an associate attorney at the law firm of Proskauer Rose LLP. From April 1986 to May 1993, Mr. Moran was a financial analyst in the Securities Processing Division of The Bank of New York. Mr. Moran received a J.D. degree from Fordham Law School, an M.B.A. degree in Finance from Fordham Graduate School of Business, and a B.A. degree in Economics from The University of Virginia.

        Tony Schmitz has served as our Chief Technology Officer since January 2003 and as our President, Technology Solutions since December 2003. From February 2001 to January 2003, Mr. Schmitz was the Chief Executive Officer of Insight First, Inc. From May 2000 to February 2001, Mr. Schmitz was the Chief Strategy Officer of Insight First. Mr. Schmitz was managing partner at marchFIRST (formerly USWeb/CKS) from June 1998 to May 2000. Mr. Schmitz also served as Chief Technology Officer at Gray Peak Technologies from June 1997 to June 1998 and as a principal at Reach Networks from 1988 to 1997. Mr. Schmitz received a B.S. in Business from the State University of New York at Albany.

        Christopher J. Wagner has served as Chief Executive Officer of our subsidiary, Real Media Europe, since November 2001, and also served as our Director of Technology from January to November 2001 and Director of Business Development from May 2000 to January 2001. Prior to joining Real Media Europe, Mr. C. Wagner served as operations analyst of PSINet Europe, an internet services company, from 1998 to 2000. Mr. C. Wagner received a J.D. degree from Stanford Law School, an M.P.A. with concentration in financial markets and analysis from Harvard University and a B.Mus. in music from Northwestern University, and is a member of the bars of New York and South Dakota.

        Douglas C. Wagner has served as President of our subsidiary, 24/7 Search, Inc., since we acquired it in August 2000. He also served as President of Website Results, Inc. from July 1999 to August 2000. From February 1998 to June of 1999, Mr. D. Wagner was President of Phoenix Financial, LLC, a financial services firm in Baltimore. From November 1996 to January 1998, Mr. D. Wagner was a

partner in an online website development and marketing business which later became Website Results, LLC. Mr. D. Wagner received a B.S. in Management and an M.B.A. in Marketing and Finance from The Pennsylvania State University.

        Robert J. Perkins has been a director since October 2001. Mr. Perkins has served as a self-employed marketing consultant since 2001. He was a partner at the Peppers and Rogers Group, a leading global customer relationship management consulting firm, from 1999 to 2001. In 1998 he founded and became Chief Executive Officer of Chamber Communications, a for-profit branch of the U.S. Chamber of Commerce. He was Chief Marketing Officer at Playboy Enterprises from 1996 to 1998 and at Calvin Klein Inc. from 1994 to 1996. Prior to that, Mr. Perkins was Senior Vice President of Marketing at Pizza Hut from 1991 to 1994. Before beginning his business career, Mr. Perkins was a USAF Instructor Pilot in T-38A supersonic, fighter-type aircraft. Mr. Perkins received an M.A. degree from Texas Tech University and a B.B.A. degree from the University of Iowa.

        Arnie Semsky has been a director since June 1998. Mr. Semsky has been self-employed as a media advisor since January 1999. He previously served as the Executive Vice President, Worldwide Media Director and Board member of the BBDO Worldwide unit of Omnicom Group, the parent company of a group of advertising agencies, for 20 years. Prior to that time, he was Vice President, National TV for Grey Advertising. Mr. Semsky is a senior advisor for ESPN and the ESPN/ABC Sports Customer Marketing and Sales unit. Mr. Semsky currently serves on the Board of Directors of Interep, SportsVision and the John A. Reisenbach Foundation. He is on the Board of Advisors of several Internet companies, including BrandEra.com, On2.com and CoolHunter.com. Mr. Semsky received a B.A. degree in English from Pace University.

        Joseph W. Waechter has been a director since July 2002. Mr. Waechter has served as a director and the President of Sunra Capital Holdings, Ltd., an investment firm, since May 2002. From 1998 to September 2002, he was a director of Merchants Group International, an investment firm, and since September 2002 has been a director of California Pacific Capital, an investment firm. From 1989 to December 1997, Mr. Waechter served as Chairman and Chief Executive Officer of United Micronesia Development Association, Inc., a holding company with investments in the tourism, telecommunications and airline industries, and from 1989 through 1997, he served as a director of Continental Micronesia, Inc., a commercial airline. From 1994 to 1997, Mr. Waechter served as Chairman, Chief Executive Officer and a director of Danao International Holdings, a developer of golf, hotel and resort projects in Vietnam. From 1972 to 1987, Mr. Waechter served in a number of positions with DHL Worldwide Express, an international air express delivery company, including President and Chief Executive Officer from September 1983 through 1987. Mr. Waechter received a B.A. degree from San Francisco State University.

        Moritz F. Wuttke has been a director since October 2001. Mr. Wuttke has been the Head of Business Development at Publigroupe SA since October 2001 and was the Head of e-Business Development at PubliOnline, the new media division of Publigroupe, from October 1999 to October 2001. From January 1997 to July 1999, Mr. Wuttke was a Managing Director and partner of Artemedia Online SA, a Swiss interactive media agency. From April 1995 to December 1996, Mr. Wuttke was a Vice President for Multimedia Development SA, which provided multimedia and Web publishing services. From April 1994 to March 1995, Mr. Wuttke was a founder and managing director of OnlinePark GmbH, the first internet access and consumer portal in Germany. Mr. Wuttke received masters degrees in Science and Business Administration from the Technical University of Berlin.

        Val Zammit has been a director since October 2001. Mr. Zammit is currently a self-employed consultant on financial and accounting matters to a number of companies, and previously served as president and chief executive officer of True North Diversified Companies from 1998 to 2001. From 1988 to 1998, Mr. Zammit was chief financial officer and vice chairman of Bozell, Jacobs, Kenyon & Eckhardt. He also previously held positions at Young & Rubicam and the accounting firm Price Waterhouse. Mr. Zammit received a B.A. degree in Accounting from Manhattan College.

SELLING STOCKHOLDERS

        The following table sets forth information with respect to the number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of                    , 2004 and the percentage of ownership shown in the table is based on approximately     million shares of common stock issued and outstanding as of that date. All information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information.

	SHARES BENEFICIALLY OWNED BEFORE OFFERING(1)		MAXIMUM NUMBER OF SHARES BEING OFFERED	SHARES BENEFICIALLY OWNED AFTER OFFERING
NAME OF STOCKHOLDER
	NUMBER	PERCENTAGE		NUMBER	PERCENTAGE

*
Represents less than 1% of the outstanding common stock.

(1)
Unless otherwise indicated, each selling stockholder has sole voting and investment power with respect to his shares of common stock.

UNDERWRITING

        Under the terms and subject to the conditions of an underwriting agreement, the underwriters named below, acting as representatives for all underwriters, each severally has agreed to purchase from us and the selling stockholders the number of shares of common stock shown opposite their names below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. Other than the shares covered by the over-allotment option, the underwriters are obligated to purchase and accept delivery of all of the shares of common stock if any are purchased.

Underwriters	Number of Shares
Wedbush Morgan Securities Inc.
William Blair & Company, L.L.C.
ThinkEquity Partners LLC

Total

        The underwriters propose initially to offer the shares of common stock in part directly to the public at the public offering price shown on the cover page of this prospectus and in part to dealers, including the underwriters, at this price less a discount not in excess of $    per share. The underwriters may allow, and these dealers may re-allow other dealers, a discount not in excess of $    per share. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us and the selling stockholders as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Over-Allotment

        We and some of the selling stockholders have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to an aggregate of    additional shares of common stock at the public offering price less the underwriting discounts and commissions. We anticipate that one-third of any shares sold pursuant to the over-allotment option will be sold by us and the other two-thirds will be sold by the selling stockholders. The underwriters may exercise this option solely to cover over-allotments, if any, made in this offering. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares proportionate to the underwriter's initial commitment as indicated in the preceding table, and we and the selling stockholders will be obligated, pursuant to the option, to sell these shares to the underwriters.

Commissions and Expenses

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $            .

Lock-up Agreements

        We have agreed, along with our executive officers, directors and certain existing stockholders, not to offer, pledge, sell, hedge or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of 90 days from the date of this prospectus. Transfers or dispositions can be made sooner, however, with the prior written consent of Wedbush Morgan Securities Inc., and such consent may be given at any time without public notice. This 90-day restriction does not apply to the transfer of securities to immediate family members, the transfer of securities to trusts for the benefit of immediate family members and to the exercise of options to purchase common stock.

Indemnity

        In the underwriting agreement, we and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Sales and Penalty Bids

        In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market in connection with transactions intended to stabilize the price of the common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

        Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

        In connection with the offering, the underwriters may make short sales of our shares and may purchase our shares on the open market to cover positions created by short sales. Syndicate short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.

        The representatives may impose a penalty bid on underwriters. This means that to the extent the representatives purchase in the open market shares of our common stock sold in this offering to reduce the underwriters' short position or to stabilize the price of our common stock, they have the option to reduce the aggregate selling concession paid or payable to each syndicate member by the amount of the selling concession attributable to the portion of the repurchased shares sold in the offering by the syndicate member while such short covering or stabilizing activities are ongoing. To reduce the likelihood of the imposition of a penalty bid, underwriters, in determining how to allocate shares in the offering, may take into consideration the history of investors who have quickly sold their shares in prior offerings. The imposition of a penalty bid may discourage the immediate resale of shares sold in this offering.

        The activities described above may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. These transactions may be effected on the Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we, the selling stockholders, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above, if any, may have on the price of our common stock. The underwriters are not required to engage in these activities.

Passive Market Making

        In connection with this offering and before the commencement of offers or sales of the common stock, certain underwriters who are qualified market makers on the Nasdaq SmallCap Market may engage in passive market making transactions in our common stock on the Nasdaq SmallCap Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the business day prior to the pricing of the offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If, however, all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when certain purchase limits are exceeded.

Offers in other Jurisdictions

        Neither we nor the underwriters have taken any action that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required, other than the United States. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements related to the offer and sale of these shares of common stock be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of these jurisdictions. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or solicitation is unlawful.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distribution will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on the underwriters' or any selling stockholder's Web site and any information contained in any other Web site maintained by the underwriter or any selling stockholder is not part of the prospectus, the accompanying prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters or any selling stockholder in its capacity as underwriter or selling stockholder and should not be relied upon by investors.

Relationships

        Some of the underwriters and their affiliates have engaged in, are engaging in and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received and may receive customary fees and expenses for these commercial and investment banking transactions.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. The documents contain important information about 24/7 Real Media and its finances.

        We incorporate by reference:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2002, as filed on March 31, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, as filed on May 15, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, as filed on August 14, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, as filed on November 14, 2003;

  •
  our Proxy Statement for our annual meeting of stockholders held on July 29, 2003, as filed on July 2, 2003;

  •
  our Current Report on Form 8-K, filed January 10, 2003;

  •
  our Current Report on Form 8-K, filed January 24, 2003;

  •
  our Current Report on Form 8-K, filed January 31, 2003;

  •
  our Current Report on Form 8-K, filed June 12, 2003;

  •
  our Current Report on Form 8-K, filed June 18, 2003;

  •
  our Current Report on Form 8-K, filed September 29, 2003

  •
  our Current Report on Form 8-K, filed December 19, 2003;

  •
  our Current Report on Form 8-K, filed January 12, 2004;

  •
  our Current Report on Form 8-K, filed February 11, 2004; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A dated July 28, 1998 registering our common stock under Section 12(g) of the Securities Exchange Act of 1934.

        We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of the offering of the shares of common stock offered hereby. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements.

        Information furnished under Items 9 and 12 of any of our Current Reports on Form 8-K is not incorporated by reference in this prospectus or the registration statement of which this prospectus is a part.

        When reading this prospectus, you should consider that any statement contained in this prospectus may be modified or superseded by any other statement made in this prospectus to the extent that the second statement modifies or supersedes the first statement. This would also apply to any statement that is incorporated by reference, or deemed to be incorporated by reference, in any document that we may file with the SEC after the date of this prospectus, including any supplement to this prospectus. Any statement that is modified or superseded as described in the previous sentence is not a part of this prospectus, except as such statement is modified or superseded.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  24/7 Real Media, Inc.
  Legal Department
  1250 Broadway, 28th Floor
  New York, New York 10001
  (212) 231-7100

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than on the front of this document.

LEGAL MATTERS

        Certain matters with respect to the validity of the shares of common stock offered by this prospectus will be passed upon for us and the selling stockholders by Proskauer Rose LLP. Cooley Godward LLP will pass upon certain legal matters for the underwriters in connection with this offering.

EXPERTS

        The consolidated financial statements of 24/7 Real Media, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of Goldstein Golub Kessler LLP, independent accountants, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

        The financial statements of Real Media Korea Co., Ltd. and subsidiaries as of September 30, 2003 and December 31, 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the nine month period ended September 30, 2003 and the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of Samduk Accounting Corporation, independent accountants, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of 24/7 Real Media, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing. The report of KPMG LLP, dated March 29, 2002, except for footnotes 3 and 4(b), which are as of October 15, 2002, contains two explanatory paragraphs. The first explanatory paragraph states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The second explanatory paragraph states that the Company revised the consolidated financial statements and footnotes to reflect the sale of its IMAKE subsidiary as a discontinued operation in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. As discussed in Note 3 of the Annual Report on Form 10-K for the year ended December 31, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002.

        Until (                        ), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        We are paying all of the selling stockholders' expenses related to this offering, except that the selling stockholders will pay any applicable underwriting discounts, commissions and expenses. An estimate of the fees and expenses of issuance and distribution (other than discounts and commissions) of the common stock offered hereby (all of which will be paid by 24/7 Real Media, Inc.) is as follows:

SEC registration fee		$9,503
NASD fee	$	*
Nasdaq additional listing fee	$	*
Transfer agent fees	$	*
Printing and Edgar formatting fees and expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous expenses	$	*

Total	$	*

*
To be supplied by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The General Corporation Law of the State of Delaware ("DGCL") permits the Company and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of the Company or in an action by stockholders of the Company.

        The Certificate of Incorporation of the Company (the "Charter") eliminates the liability of directors to stockholders of the Company for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes the Company to indemnify its directors, officers, incorporators, employees and agents with respect to certain costs, expenses and amounts incurred in connection with an action, suit or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee or agent of the Company. In addition, the Charter permits the Company to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. The Company has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, the Company has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this registration statement.

        The Company maintains a standard form of officers' and directors' liability insurance policy that provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities that may arise out of this registration statement.

        The underwriting agreement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS

        The following is a list of exhibits filed as part of the Registration Statement:

EXHIBIT NO.	EXHIBIT DESCRIPTION
1*	Form of underwriting agreement.
5*	Opinion of Proskauer Rose LLP regarding legality of securities.
23.1	Consent of Goldstein Golub Kessler LLP.
23.2	Consent of Samduk Accounting Corporation.
23.3	Consent of KPMG LLP.
23.4*	Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit 5).
24.1	Power of Attorney (included on signature page to Registration Statement).

    *
    To be filed by amendment.

ITEM 17. UNDERTAKINGS

(a)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 11, 2004.

24/7 REAL MEDIA, INC.
By:	/s/ DAVID J. MOORE David J. Moore President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned directors and/or officers of 24/7 Real Media, Inc. (the "Company"), hereby severally constitute and appoint David J. Moore, Chief Executive Officer, and Mark E. Moran, General Counsel, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ DAVID J. MOORE David J. Moore	Chairman of the Board and Chief Executive Officer (principal executive officer)	February 11, 2004
/s/ JONATHAN K. HSU Jonathan K. Hsu	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	February 11, 2004
/s/ ROBERT J. PERKINS Robert J. Perkins	Director	February 11, 2004
/s/ ARNIE SEMSKY Arnie Semsky	Director	February 11, 2004
/s/ JOSEPH W. WAECHTER Joseph W. Waechter	Director	February 11, 2004
/s/ MORITZ F. WUTTKE Moritz F. Wuttke	Director	February 11, 2004
/s/ VAL ZAMMIT Val Zammit	Director	February 11, 2004

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT DESCRIPTION
1*	Form of underwriting agreement.
5*	Opinion of Proskauer Rose LLP regarding legality of securities.
23.1	Consent of Goldstein Golub Kessler LLP.
23.2	Consent of Samduk Accounting Corporation.
23.3	Consent of KPMG LLP.
23.4*	Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit 5).
24.1	Power of Attorney (included on signature page to Registration Statement).

    *
    To be filed by amendment.

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PROSPECTUS
TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE OFFERING
RISK FACTORS
Risks Related to 24/7 Real Media, Inc.
Risks Related to the Market for Our Common Stock
Risks Related to Our Industry
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DILUTION
BUSINESS
MANAGEMENT
SELLING STOCKHOLDERS
UNDERWRITING
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES AND POWER OF ATTORNEY
EXHIBIT INDEX